Table of Contents

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular November 7 , 2019

2,000,000 Shares Class A Common Stock

Aqua Quest International, Inc. is offering 2,000,000 shares of its Class A Common Stock at $1.50 per share.

Security	Selling Price	Costs and Fees	Proceeds to Us
Class A Common Stock (1)	$1.50	$0.00	$1.50
Maximum (2)(3)(4)	$3,000,000.00	$0,00	$3,000,000.00

Footnotes appear on the following page.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. SEE “RISK FACTORS.” EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE RISKS AND SPECULATIVE FACTORS AFFECTING THE BUSINESS OF THE COMPANY PRIOR TO MAKING AN INVESTMENT. SEE “RISK FACTORS.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Aqua Quest International, Inc.

228 North Pinellas Avenue, Tarpon Springs, Florida 34689

Telephone number (727) 743-6008

Our website address is http://www.aquaquestinternational.com

The date of this Offering Circular is November 7, 2019

______

Footnotes:

(1) Aqua Quest International, Inc. is a Florida corporation formed on May 10, 2012. Aqua Quest was formed to salvage, preserve, and display underwater historical artifacts. (see "Business").

Aqua Quest International, Inc. (“Aqua Quest International, Inc.,” “We,” or the “Company”) is offering up to $3,000,000 total of Securities, consisting of Class A Common Stock, par value $0.0001 (the “Securities”). For a further description of these Securities, see "Company Securities."

(2) This Offering is on a best efforts, $3,000,000 maximum basis. No minimum must be sold before Aqua Quest International, Inc. can use any Offering proceeds received. All funds paid to Aqua Quest International, Inc. will be available to us when received. (See "Use of Proceeds"). There can be no assurance that any or all of the Securities being offered will be sold.

(3) Before deducting expenses payable by Aqua Quest International, Inc. estimated at $300,000.

(4) We reserve the right to reject any application to purchase the Securities, in whole or in part.

The minimum purchase requirement per investor is 500 offered Shares ($750); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

This Offering Circular is following the offering circular disclosure format.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 8 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

This is the initial public offering of securities of Aqua Quest International, Inc., a Florida corporation. We are offering 2,000,000 shares of our common stock, par value $0.0001 ("Common Stock") at an offering price of $1.50 per share (the "Offered Shares"). This offering will terminate one year from the date of Qualification or when the maximum offering is reached, unless sooner terminated by the Company (the "Termination Date").

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The date of this Offering Circular is November 7, 2019.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company, including the salvage and wood businesses, as well as the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to "Aqua Quest", "we", the "Company", "our" and "us" refer to the activities of and the assets and liabilities of the business and operations of Aqua Quest International, Inc.

i

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

The Company, sometimes referred to herein as "we," "us,” “our," and the "Company" and/or "Aqua Quest International" was incorporated on May 10, 2012, under the laws of the State of Florida, to engage in any lawful corporate undertaking.

The Issuer's offices are located at 228 North Pinellas Avenue, Tarpon Springs, Florida 34689. Our telephone number is (727) 743-6008. We maintain a website at http://www.aquaquestinternational.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We incorporated Aqua Quest International, Inc. in Florida on May 10, 2012 to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide.

The Issuer's fiscal year-end date is December 31.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements, and other factors.

1

BUSINESS

______

Aqua Quest International, Inc. – Our Company

We incorporated Aqua Quest International, Inc. in Florida on May 10, 2012 to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide.

We employ technology, including side-scan sonar, magnetometers, remotely operated vehicles (ROVs), and other advanced equipment that enables us to locate and salvage shipwrecks and natural resources.

We intend to enter into relationships with non-profit organizations and governments to assist them in discovering and preserving their national heritage.

Our offices are located at 228 North Pinellas Avenue, Tarpon Springs, Florida 34689. Our telephone number is (727) 743-6008. Our website is http://www.AquaQuestInternational.com. The materials on our website are not incorporated into this Offering Circular.

Our Process

We start with research of historical records and academic materials to establish potential target sites for search operations. We then engage in exploration of those sites. If and when a target site is identified, we undertake an archaeological pre-disturbance survey and finally excavation of the site. The excavation phase is followed by conservation, recording, documentation, and commercial monetization under established Admiralty Law or contract with sovereign national governments.

We will assist archaeologists, national historical organizations, and others to preserve and experience the artifacts we recover.

We intend to record and share our salvage and recovery efforts on television, the Internet, and in museums and traveling exhibits in the United States and other countries.

Project and Research Criteria

We focus on salvaging sites that we believe to be profitable, including so-called “modern” wrecks.

Our research may focus on a particular search area where historical documents suggest recorded and unrecorded high-value targets may rest due to the proximity of shipping routes frequented by vessels carrying rich cargoes.

We begin by targeting a specific shipwreck. We perform the research necessary to evaluate the potential value, location and likelihood of finding the wreck. Research is also necessary to establish the historical significance of the sunken ship and helps define the context in which the ship sank which is essential for preparing an archaeological project plan and the complex logistics that precede excavation of a site.

We evaluate a shipwreck's potential in terms of the monetary and historical value of its cargo. Targeted shipwrecks typically carry valuable cargo including, gold, silver, jewels, minerals or other high value items. We may also target shipwrecks purely for their historical or scientific value.

We will consider if we can obtain sufficient legal rights to a wreck to warrant operations. We will consider conflicting claims that may be pressed by nations, including the nation where the wreck is located and the nation that owned the ship involved. Insurance companies may also have rights to wrecks. If the ship is outside territorial waters, there may be conflicting admiralty claims.

2

We research information on the location of the shipwrecks. This information will assist us in locating the wreck and minimize the cost and time involved to find the wreck.

Once we begin operations, we typically will search for a shipwreck using side scan sonar. Side scan sonar locates anomalies in the ocean floor. We may also survey a site visually by using aircraft. When interesting anomalies are located, we may survey them with a magnetometer that indicates the ferrous metal content of the site. The magnetometer will not respond to gold or bronze. If the magnetometer survey is positive, we may send divers to inspect the site. If the site is too deep to send divers, we may use a remotely operated submersible vehicle (ROV).

Once a shipwreck is located, we will begin archaeological excavation and recovery operations. We will use positioning systems, cameras and specialized computer hardware and software to carefully record the location of artifacts in situ and to document the entire archaeological process as the artifacts are recovered from a shipwreck site.

Recovery

As one of our goals is to preserve the archaeological values of our shipwrecks, we will take great care in recovering artifacts. Many of these artifacts have been damaged by hundreds of years of immersion in saltwater. Metal corrodes and organic material, such as fabric and leather, may disintegrate. When we have recovered such objects, they must be treated to survive and maintain their integrity. This treatment can take as long as several years in some cases.

Sharing Our Story and the History

We believe there is a great public interest in shipwrecks and sunken treasure. Pirates particularly captivate public attention. There are great values in the historical and archaeological artifacts we will recover. We intend to make use of various forms of media to make our work and the artifacts we discover available to historians and the public.

We intend to offer the public the opportunity to spend a week on our salvage vessels and dive on our wrecks under our supervision.

We intend to establish one or more museums, floating exhibits that travel to various locations, as well as publishing books, articles, and content on the Internet. These museums and floating exhibits may be operated in cooperation with the country where the shipwreck was located to exhibit their national heritage.

We are discussing television programming with various parties. These programs may include a reality program showing the salvage efforts or items recovered and a historical documentary on the wreck.

To the extent possible, we will sell artifacts to collectors and the general public, with certificates of authenticity. We may also sell replicas.

Archaeology and Science

Many of the shipwrecks we intend to pursue may have important historical and cultural characteristics. All historically or archaeologically significant projects undertaken will be subjected to stringent archaeological standards, thus adding to the body of knowledge of the people and the history and culture of the vessel’s time. Adherence to these principles is a core value of the Company, and in addition to satisfying professional international standards, will enhance shareholder value by increasing the economic value of the artifacts and intellectual property rights of each project.

Our Operational Projects and Their Status

In any of our projects, part of the recovery, usually 5% will be allocated to the salvage crew. Other portions may be allotted to direct investors in individual projects. In addition, we will receive only a portion of the recovery as the rest may be paid to others having rights in the shipwreck, including research rights.

3

Copper Ore Recovery

We have formed a wholly owned subsidiary to engage in recovering the cargo of a freighter that sank in a hurricane in 1924 off the coast of the eastern United States. The ship lies in about 120 feet of water and contains high grade copper ore. We will receive 95% of the proceeds of any salvage. We have filed an admiralty claim and have been awarded title to the ore by a Federal Court. We are now in process of making a sale of the ore that has been salvaged so far. To date we have recovered approximately 130 metric tons of ore. We have received a provisional payment on the sale of 120.3 metric tons and are awaiting the final payment pending the precise yield based on the yield of the ore.

Brooklyn

We are searching for a pre-Civil War, non-military, private U.S. vessel we have code-named the “Brooklyn.” This ship was making a scheduled run up the East coast of the United States carrying substantial financial resources. We have acquired research on this vessel and we have the right to file an admiralty claim when we locate it. We have done general survey work in the area believed to hold the Brooklyn. The Brooklyn is believed to have $50 million in specie and gold coins. We are now on location searching for this shipwreck.

The Black Diamond

We have recently agreed with Altamar Explorations LLC to search for a clipper ship lost off the coast of Nantucket in the mid-1800s, the Black Diamond. The ship is believed to have carried gold coins with a current numismatic value of around $36 million.

The Adventures of Aqua Quest

We will create a TV show based on our worldwide adventures. This show will be produced by our wholly owned subsidiary, Aqua Quest Films LLC that will follow our many underwater adventures worldwide. We have a dynamic, experienced team including Steve Maddox, Tony Loiacono and Michael McCabe. Our team has many years of experience in the film industry. We will film, produce and distribute our TV show to Domestic and International markets.

Aqua Quest Underwater Logging Show

Our wholly owned subsidiary, Aqua Quest Films LLC, has an agreement with a major production company that is actively looking for a TV deal with a major network that will feature our underwater logging operation in Nicaragua. This show will provide exposure and generate income that will enable us to search for some of our target wrecks.

Lizé Project

We will develop a project to survey, locate and salvage a monetarily, historically and archeologically significant shipwreck from research provided by the Lizé research team. Over the last couple of decades, a great number of the significant shipwreck discoveries worldwide, were located using their research and we will fund phase 1 of this project to acquire research and start the permitting process for a shipwreck off the East Coast of the United States or in the Caribbean Ocean.

Nicaraguan Sunken Logs and Handcrafted  Wood Products

We are salvaging rare sunken logs on the Indigenous Moskitu Coast of Nicaragua. These old growth Caribbean hardwoods are recovered and recycled from river bottoms in the northern autonomous region of Nicaragua (the RAAN), under five-year exclusive permits granted by the federal and local government authorities in Nicaragua. These hardwoods are old growth species including Mahogany, Carib Heart Pine, Santa Maria, Cedro Macho and others that were harvested over a period of centuries and many sank while being transported to waiting ships and have been sitting on the river bottoms ever since. Time spent in the rivers fundamentally changes these logs for the better and reclaiming this reduces deforestation by keeping other trees from being cut down.

4

Some of these old growth logs were harvested when they were 300 to 400 years old, so these logs are extremely rare and valuable. We own a facility on 100 acres of leased Indigenous lands, and we have built a school and workshop to teach disabled Indigenous Moskitu Indians a new craft creating beautiful cutting boards, wood carvings and live edge tables. We own four licensed saw mills, which is a big advantage because the government has placed a moratorium on granting new mill licenses. We also have our own kilns, so we can completely process and export directly from our facility. These river recovered hardwoods are a true treasure, and potentially a very profitable business case.

Legal and Political Issues

Our work is affected by numerous legal and political considerations. The shipwrecks we salvage may be subject to valid or contested claims from governments, private concerns or insurance companies. We intend to do a stringent legal study on each project. We may negotiate contracts with the owners of ship, insurance companies or various governments to minimize litigation risk.

We intend to comply with all treaties, laws and regulations of relevant territorial and national entities. These considerations must be resolved prior to operations.

These factors are taken into account in determining whether to proceed with a project as planned. Other factors, such as the UNESCO Convention for the Protection of Underwater Cultural Heritage, are also taken into consideration. New political initiatives such as this Convention could require compliance with additional cultural resource management guidelines and regulations. Some of these will require adherence to strict archaeological practices and we intend to follow reasonable guidelines in all projects to which they are applicable.

The UNESCO Convention is not expected to impact operations in international waters, and the United States, the United Kingdom and other major maritime governments have already stated explicitly that they do not intend to sign the Convention. Nevertheless, some countries in whose waters we may consider working may sign or have already signed the Convention. While the UNESCO Convention states that artifacts may not be sold, it also states that this prohibition may not prevent the provision of archaeological services, and we intend to provide such services in contracts with governments.

We believe there will be increased interest in the protection of underwater cultural heritage throughout the oceans of the world. We are uniquely qualified to provide governments and international agencies with resources to help manage these resources while providing the public with educational, scientific, historical and entertainment initiatives that originate from our shipwreck exploration activities.

Competition

There are a number of companies that publicly identify themselves as engaged in aspects of the shipwreck business and may compete directly or indirectly with us. These entities include, but are not limited to, Odyssey Marine Exploration Inc., Blue Water Ventures, Mel Fisher’s Treasures, Deep Blue Marine, Marine Exploration, Inc., Oceanic Research and Recovery, Seafarer Exploration, Deep6 Ltd., Sub Sea Research and UnderSea Recovery Corporation.

Cost of Environmental Compliance

With the exception of vessel operations and conservation activities, our general business operations do not expose us to environmental risks or hazards. We carry insurance that provides a layer of protection in the event of an environmental exposure resulting from the operation of our vessels. The cost of such coverage is minimal on an annual basis. We believe the risk associated with our conservation activities is minimal.

Strategic Partners

Florida Institute of Technology

We have entered into a strategic relationship with the Florida Institute of Technology (FIT).

We may establish similar programs with other institutions of higher learning.

5

Our Vessels and Equipment

We own the vessel Aqua Quest, a steel hulled, 61-foot, 89 gross ton exploration and salvage vessel that has been independently appraised at $250,000.

We own the 79-foot survey vessel Aqua Quest II. This is our electronic survey vessel that we will use to locate historically significant wrecks.

We own our sawmill facility in Lamlaya, Nicaragua that includes a workshop and school to teach disabled former lobster divers the craft of furniture making and wood working. This property has 15,000 square feet of covered work area, a 25,000 board foot capacity kiln, four Woodmizer Diesel powered sawmills, a Caterpillar 924F loader, a Terex 4045T handler, a Toyota 4 wheel drive pickup truck, two Yamaha motorcycles, 24 foot pontoon boat with a Yamaha 60 HP outboard, 72 foot by 12 foot steel barge with hydraulic winch, a 20 foot Makey skiff with a 75 HP Yamaha outboard, a 17 foot Carolina Skiff, a 30 foot fiberglass work boat with a 2-71 Detroit Diesel engine, two side scan sonars for locating logs, a Log-Master diesel edging machine and full array of blade sharpeners, hand tools, scuba tanks, dive gear and a K4 Bauer Scuba compressor.

Our equipment includes a Marine Magnetics "Sea Spy" magnetometer, 4 pulse induction metal detectors, two Bauer Scuba compressors, full array of scuba tanks, regulators and assorted dive gear, two venturi digging systems with jet pumps, a Centurian side scan sonar, and full inventory of tools, welders, cutting torches (above and under water). We own a 2001 Toyota pickup truck. We have designed and built specialty underwater salvaging systems for the "copper ore" recovery. We own five underwater video cameras and an underwater Kirby Morgan band mask with voice communication system. We own a mooring system consisting of 3,500-pound Danforth anchors, 350 feet of ¾ inch chain, three 600 foot x 2 inch mooring lines, 1,200 feet of four inch towing hawser.

Employees

As of June 30, 2019, we had eight full time employees and eleven part time employees, including officers and directors. We believe that we have been successful in attracting experienced and capable personnel. All of our employees have entered into agreements with us requiring them not to compete or disclose our proprietary information. Our employees are not represented by any labor union. We believe that relations with our employees are excellent.

Facilities

We rent offices at 228 North Pinellas Avenue, Tarpon Springs, Florida 34689. Our telephone number is (727) 743-6008.

6

THE OFFERING

Issuer:	Aqua Quest International, Inc.

Securities offered:	A maximum of 2,000,000 shares of our Class A Common Stock, par value $0.0001 ("Common Stock") at an offering price of $1.50 per share (the "Offered Shares").

Number of shares of Common Stock outstanding before the offering:	15,784,717 shares as of June 30, 2019

Number of shares of Common Stock to be outstanding after the offering:	17,784,717 shares, if the maximum amount of Offered Shares are sold

Price per share:	$1.50

Minimum offering amount:	None.

Maximum offering amount:	2,000,000 shares at $1.50 per share, or $3,000,000

Trading Market:	We intend to apply to have our Common Stock traded on the OTC Markets Pink Sheets.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $2,700,000. We will use these net proceeds for operations, new projects, equipment, and working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See "Risk Factors."

7

RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Offering Circular before purchasing the Securities we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute "Forward-Looking Statements."

Risks Related Our Industry

______

Our business involves a very high degree of risk.

An investment in our Common Stock is extremely speculative and of exceptionally high risk. Although we have access to a substantial amount of research and data which has been compiled regarding various projects, the quality and reliability of such research and data is uncertain. Even if we are able to plan and obtain permits for our various projects, there is a possibility that the shipwrecks may have already been salvaged or may not be found or may not have had anything valuable on board at the time of the sinking. Even if objects of value are located and recovered, there is the possibility that the cost of recovery exceeds the value of the objects recovered or that others, including both private parties and governmental entities, will assert conflicting claims and challenge our rights to the recovered objects. Finally, even if we are successful in locating and retrieving objects from a shipwreck and establishing good title to them, there are no assurances as to the value that such objects will bring at their sale, as the market for such objects is uncertain.

The research and data we use may not be reliable.

The success of a shipwreck project is dependent to a substantial degree upon the research and data we have obtained. By its very nature, research and data regarding shipwrecks is imprecise, incomplete, and unreliable. It is often composed of or affected by numerous assumptions, rumors, legends, historical and scientific inaccuracies, and inaccurate interpretations which have become a part of such research and data over time.

Operations may be affected by natural hazards.

Underwater recovery operations are inherently difficult and dangerous and may be delayed or suspended by weather, sea conditions, or other natural hazards. Further, such operations may be undertaken more safely during certain months of the year than others. We cannot guarantee that we, or the entities we are affiliated with, will be able to conduct search and recovery operations only during favorable periods. In addition, even though sea conditions in a particular search location may be somewhat predictable, the possibility exists that unexpected conditions may occur and adversely affect our operations. It is also possible that natural hazards may prevent or significantly delay search and recovery operations.

Discovery and recovery of sunken treasure is very risky.

We may be unable to discover shipwrecks due to changes in the ocean floor due to storms, currents, human disturbance from ships' anchors, dredging, and other factors. If we do discover a wreck, we may not be able to recover all of the cargo as it may have been scattered over a large distance when the ship broke up and sank, by underwater currents, or by other factors. Part or all of the recoverable cargo may have been salvaged at the time of the wreck or later. The cargo may be buried in such a way as to preclude discovery or may have deteriorated from hundreds of years in saltwater.

We may be unable to establish our rights to any objects we recover.

Persons and entities other than Aqua Quest and entities we are affiliated with (both private and governmental) may claim title to the shipwrecks and/or valuable cargo that we may recover. Even if we are successful in locating and recovering shipwrecks and/or valuable cargo, we cannot be assured that we will be able to establish our right to property recovered if challenged by governmental entities, prior owners, or other attempted salvors claiming an interest therein. In such an event, we could spend a great deal of time and money on a shipwreck project and receive no salvage claim or revenue for our work.

8

We could experience delays in the disposition or sale of recovered objects.

The methods and channels that may be used in the disposition or sale of recovered items are uncertain at present and may include several alternatives. Ready access to buyers for any artifacts or other valuable items recovered cannot be guaranteed. Delays in the disposition of such items could adversely affect our cash flow.

The market for any objects we recover is uncertain.

Even if valuable items can be located and recovered in the future, it is difficult to predict the price that might be realized for such items. The value of recovered items will fluctuate with the precious metals market, which has been highly volatile in past years. In addition, the entrance on the market of a large supply of similar items from shipwrecks and/or valuable cargo located and recovered by others could depress the market.

Legal, political, or civil issues could interfere with our recovery operations.

Legal, political, or civil initiatives of countries and/or major maritime governments could restrict access to shipwrecks or interfere with our licenses or search and recovery operations.

Objects we recover could be stolen from us.

If we locate a shipwreck and assert a valid claim to items of value, there is a risk of theft of such items at sea by “pirates” or poachers, both before and after their recovery, and while in transit to a safe destination. Such thefts may not be adequately covered by insurance.

We may be unable to get permission to conduct salvage operations.

It is possible we will not be successful in obtaining title or permission to excavate certain wrecks. In addition, permits that are sought for the projects may never be issued, and if issued, may not be legal or honored by the entities that issued them.

Changes in our business strategy or restructuring of our businesses may increase our costs or otherwise affect the profitability of our businesses.

As changes in our business environment occur, we may need to adjust our business strategies to meet these changes or we may otherwise find it necessary to restructure our operations or particular businesses or assets. When these changes or events occur, we may incur costs to change our business strategy and may need to write down the value of assets. In any of these events our costs may increase, and we may have significant charges associated with the write-down of assets.

We may be unsuccessful in raising the necessary capital to fund operations and capital expenditures.

Our ability to generate cash flow is dependent upon the success of our ability to recover and monetize high-value shipwrecks. However, we cannot guarantee that the sales of our products and other available cash sources will generate sufficient cash flow to meet our overall cash requirements. If cash flow is not sufficient to meet our business requirements, we will be required to raise additional capital through other financing activities. While we have been successful in raising the necessary funds in the past, there can be no assurance we can continue to do so in the future.

We depend on key employees and face competition in hiring and retaining qualified employees.

Our employees are vital to our success, and our key management and other employees are difficult to replace. We currently do not have employment contracts with our key employees. We may not be able to retain highly qualified employees in the future which could adversely affect our business.

9

We may experience significant losses from operations.

Even if we do generate operating income in one or more quarters in the future, subsequent developments in our industry, business, or cost structure or an event such as significant litigation or a significant transaction may cause us to again experience operating losses. We may not become profitable for the long-term, or even for any quarter.

Technological obsolescence of our marine assets or failure of critical equipment could put a strain on our capital requirements or operational capabilities.

We employ state-of-the-art technology including side-scan sonar, magnetometer, ROVs, and other advanced science and technology to locate and recover shipwrecks. Equipment failures may require us to delay or suspend operations. Also, while we endeavor to keep marine equipment in excellent working condition and current with all available upgrades, technological advances in new equipment may provide superior efficiencies than the capabilities of our existing equipment and this could require us to purchase new equipment which could require additional needs for capital.

We may not be able to contract with clients or customers for marine services or syndicated projects.

We expect to obtain revenue by marketing media programs, artifacts and replicas and by operating exhibits and museums. While we expect the results of these projects will be generally successful, we have little or no experience in these fields. We face all the risks here of entering into new businesses. Failure to operate successfully in these venues would have a material impact on our revenue and operating cash flows.

Financial Risks

______

We are dependent on the proceeds of this Offering and will need additional financing.

Our development schedule could be delayed if we are unable to fund our acquisition activities. We expect that the net proceeds of this Offering, together with the proceeds from our issuance of shares to current stockholders and all other existing sources of capital will be sufficient to fund our activities for the next six months. We believe we will need to raise additional funds to achieve full commercial operation. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us. See "Use of Proceeds."

We have a history of losses and a working capital deficit, raising doubt about our ability to continue as a going concern.

The Company had a net loss of approximately $830,000 and $286,000 for the years ended of December 31, 2018 and 2017, respectively, and a working capital deficit of approximately $1,254,000 and $1,214,000 at December 31, 2018 and 2017. The

Company had a net loss of $380,304 for the six-months ended June 30, 2019, and a working capital deficit of approximately $1,331,724 at June 30, 2109. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We have discretion in the application of the proceeds.

We have allocated approximately 13.26% of the net proceeds of this Offering, if the maximum amount is sold, for working capital and general corporate purposes. Further, we may not allocate funds precisely as given in the use of proceeds we anticipate. Accordingly, we will have large discretion as to the application of a significant portion of the net proceeds of this Offering. See "Use of Proceeds."

We face financial risk, including uncertain cash flows.

Although we will attempt to stabilize our cash flow by salvaging so-called “modern” wrecks, those that have sunk in recent times, our operation will entail uncertain cash flows. We may spend relatively large amounts on exploration and salvage and other expenses. All of these factors and more will result in substantial financial risk.

Risks Inherent in the Company

______

We are indemnifying our officers and directors.

Our By-Laws provide for the indemnification of officers and directors relating to their activities for the Company to the fullest extent permitted under the Florida corporate law. These provisions may have the effect of providing indemnity in connection with suits brought by parties other than the Company against an officer or director who has been grossly negligent, though he acted in good faith and in the Company’s interests. See "Indemnification.”

10

Certain provisions of our Articles of Incorporation may affect us and make it more difficult to acquire us.

Certain provisions of our Articles of Incorporation and Bylaws may make it more difficult and time consuming to acquire us. This may reduce our vulnerability to an unsolicited proposal for our takeover. These provisions are outlined below. See "Company Securities -- Certain Provisions." Our Articles also contain restrictions regarding certain mergers, consolidations, asset sales and other "Business Combinations." "Business Combinations" are defined in the Articles of Incorporation. The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over any prevailing market price because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without a "super-majority" vote or the approval of a Majority of Continuing Directors. See "Company Securities."

Among other provisions that might make it more difficult to acquire us, we have adopted the following:

Staggered Board. Our Board of Directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders’ ability to change control of the Company even if a change in control were in the stockholders’ interest. See "Company Securities."

Preferred Stock. Our charter authorizes the Board of Directors to issue up to 500,000,000 shares of Preferred Stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest. See "Company Securities."

We rely upon a few officers and key employees.

We are wholly dependent on the personal abilities of our officers and key employees in order to develop and conduct our operations. Our success will be largely dependent on the personal efforts of our officers, directors and key employees. The loss of the services of any of these persons would have a material adverse effect on our business and prospects. Our success also may be dependent, in part, upon our ability to hire and retain additional qualified personnel. There can be no assurance that we will be able to hire or retain such necessary personnel. See "Management."

Our present shareholders will retain control.

Following the completion of this Offering, our present control shareholders will own 58.6% of the outstanding Common Stock. As a result of this percentage of ownership, the existing shareholders will be able to control our management at least for the foreseeable future. See "Company Securities." The Common Stock purchasers will not have the right to elect our directors and the Company's control will stay with the current shareholders. At the present time, the control shareholder will own all our outstanding Class B voting stock, 5,000,000 shares. Even after the completion of this Offering, these shareholders will have full voting control of the Company and the Board of Directors. See "Management," "Principal Shareholders" and "Company Securities."

Our promoters will get substantial benefit.

Our promoters have acquired their interest in us at minimal cost and investment. Further, we may attract additional key personnel by giving or awarding stock in the Company with little or no cash investment. While we feel that all of these individuals are vital to the Company’s success and that such stock motivates them to increase the value of the Company, the risk of loss to these individuals is minimal. The risk of loss to the investors is real and substantial. Should we fail in our business, the loss will fall almost entirely upon the purchasers of Securities offered hereby. Should we succeed in our business, a large part of the profits will accrue these promoters and key individuals. See "Business."

11

The liability of our directors and officers is limited.

Our Articles of Incorporation include provisions to eliminate, to the full extent permitted by Florida corporate law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. Our Articles of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under Florida law, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, our By-Laws require us to indemnify, to the full extent permitted by law, any of our directors, officers, employees or agents for acts which such person reasonably believes are not in violation of our corporate purposes as set forth in the Articles of Incorporation. As a result of such provisions in the Articles of Incorporation and the By-Laws, stockholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such action, if successful, might otherwise benefit us and our stockholders. See "Indemnification."

We have two classes of Common Stock.

Subscribers in this offering are purchasing Class A Common Stock, while our largest shareholder also has Class B Common Stock. The two classes of stock are alike in all respects and have the same voting rights with the sole exception that the Class B Common Stock may elect a majority of the Board of Directors. See “Company Securities.”

Our directors and executive officers have significant influence on us and may exert this influence to affect decisions made by the Company and its stockholders.

Even if all of the Securities offered are sold, our executive officers and directors will hold in the aggregate approximately 58.6% of our Common Stock. These stockholders could be in a position to exercise significant influence and control over any decisions made by the Company and stockholders, including the election of directors or potential changes of control or ownership contests.

Our Board of Directors may unilaterally implement changes in our investment and financing policies that may affect the interests of our stockholders.

Our investment and financing policies, and our policies with respect to other activities, including growth, debt, capitalization, and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to stockholders or a vote of our stockholders. Accordingly, stockholders have no direct control over changes in our policies that may affect them.

The loss of key executive officers could have an adverse effect on us.

We are dependent on the efforts of our President, Captain Robert Mayne and our Chief Operating Officer, Stephen Mayne. The loss of their services could have an adverse effect on our operations. We do not currently maintain or contemplate obtaining any “key man” life insurance on, our executive officers. None of these officers will devote all of their time to our business, although they expect to devote a substantial majority of their time to our business. See “Management.”

We are dependent on external sources of capital.

In order to achieve our business plan and to grow, we will need constant infusions of additional capital. We will need to fund our future capital needs, including capital for property development and acquisitions, from sources other than income from operations. We therefore will have to rely on third-party sources of debt and equity capital financing, which may or may not be available on favorable terms or at all. Our access to third party sources of capital depends on a number of things, including conditions in the capital markets generally and the market’s perception of our growth potential and our current and potential future earnings. Additional equity offerings may result in substantial dilution of stockholders’ interests, and additional debt financings may substantially increase our leverage. Further, there has been substantial turmoil in the financial markets and there is no assurance that we will be able to successfully access capital.

12

Risks in the Offering and the Securities

______

Our affiliates may purchase Securities in this Offering.

Our affiliates reserve the right to purchase any Securities not subscribed for by the public. Purchases by affiliates, if any, will be held for investment purposes only, will be on terms identical to those applicable to the other investors.

You will experience dilution.

Assuming the sale of all Securities offered as Common Stock, you will experience an immediate and substantial dilution of $1.40 per share, or approximately 93.3%, in the net book value of the shares of Common Stock acquired by you in this Offering and such conversion. Additional dilution to future net book value per share may occur if we issue additional equity securities in the future. See "Dilution."

You may experience dilution if we issue additional securities.

If we issue additional shares, you may find your holdings diluted, which if it occurs, means that you will own a smaller percentage of our company. Further, any issuance of additional securities to various persons or entities in lieu of cash payments will lead to further dilution.

There will be a lack of liquidity in our Common Stock,

Our Common Stock is offered pursuant an exemption from registration under the Securities Act of 1933, in reliance upon intended compliance with provisions of Regulation A, and in reliance upon certain exemptions in State law. There is no assurance that a market will develop for the Securities. See "Securities Offered."

We do not expect to pay dividends on our Common Stock.

We have never paid any dividends on our Common Stock. We have no plans to pay dividends on our Common Stock in the foreseeable future. Furthermore, the Company may issue Preferred Stock or other securities senior to the Common Stock, under terms which provide that no dividends shall be payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past annual dividend payment date have been paid in full to holders of such senior securities. See "Dividend Policy."

There is no minimum offering.

We have elected to proceed with no minimum amount of funds raised in this offering. There is no escrow account. Consequently, we will proceed with whatever funds are available and all funds will be immediately available to the Company. There is no assurance that such funds will be sufficient to successfully operate. Risk will be proportionally increased. Further, the less funds that are raised, the greater the dilution that will be faced by the investors in this offering. See “Dilution.”

Our authorization of blank check Preferred Stock could be used to discourage a take-over transaction involving an actual or potential change in control of us or our management.

Our Articles of Incorporation authorizes the issuance of up to 100,000,000 shares of Preferred Stock with designations, rights, and preferences to be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized Preferred Stock, there can be no assurance that we will not do so in the future.

13

Cautionary Statement Regarding Forward-looking Statements

______

This Offering Memorandum contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," “should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors."

14

USE OF PROCEEDS

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by slowing the pace of geographic expansion, leaving us with the working capital reserve indicated.

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
25%	$750,000	$75,000	$675,000

Nicaragua operations $135,000

Brooklyn search and salvage operations. Phase 1 & 2 $105,000

Develop Lize Lizé new project $22,500

Marketing Aqua Quest products and advertising $22,500

Purchase air compressors, and assorted dive gear  $22,500

Television and documentary production $100,000

Purchase side scan sonars, magnetometers, navigation and metal detectors $30,000.

Develop Central America project $22,500

Museum, books and archeological papers $22,500

Debt $69,375

General operating expenses $123,125

Nicaragua operations $200,000

Brooklyn search and salvage operations. Phase 1 & 2 $110,000

Develop Lizé new project $50,000

Marketing Aqua Quest products and advertising $45,000

Purchase air compressors, and assorted dive gear  $70,000

Television and documentary production $200,000

Purchase side scan sonars, magnetometers, navigation and metal detectors $80,000

Purchase 120-foot barge and equipment $110,000

Develop Central America project $50,000

Museum, books and archeological papers $59,000.

Debt $138,750

General operating expenses $251,250

50%	$1,500,000	$150,000	$1,350,000

15

75%	$2,250,000	$225,000	$2,025,000

Nicaragua operations

$208,125

Brooklyn search and salvage operations. Phase 1 & 2 $150,000

Develop Lizé new project $67,000

Marketing Aqua Quest products and advertising $67,000

Purchase air compressors, and assorted dive gear  $155,000

Television and documentary production $245,000

Purchase side scan sonars, magnetometers, navigation and metal detectors $150,000

Purchase 100-foot research vessel and 120-foot barge and equipment $200,000

Develop Central America project $62,500

Museum, books and archeological papers $62,500

Debt $208,125

General operating expenses $367,875

Nicaragua operations

$425,000

Brooklyn search and salvage operations. Phase 1 & 2 $225,000

Develop Lizé new project $90,000

Marketing Aqua Quest products and advertising $80,000

Purchase air compressors, and assorted dive gear  $155,000

Television and documentary production $355,000

Purchase side scan sonars, magnetometers, navigation and metal detectors $200,000

Purchase 100-foot research vessel and 120-foot barge and equipment $260,000

Develop Central America project $65,000

Museum, books and archeological papers $90,000

Debt $277,500

General operating expenses $467.500

100%	$3000000	$300000	$2700000

16

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The proceeds of the offering will not be used to compensate or otherwise make payments to officers or directors of the issuer or any of its subsidiaries.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

As of the date of these financial statements are issued, the Company is in default of the Note Payable in the amount of $550,000 and has subsequently been renegotiated to eliminate the default situation (see Subsequent Events). The holder of this note is currently working with the Company with regards to repayment. Upon successful completion of its Reg “A” filing the Company intends to satisfy the outstanding principal and accrued interest in full.

The $555,000 Note Payable that was in default has been renegotiated as follows:

•	$277,500 of the loan will be converted to 555,000 shares as of October 1, 2019.
•	$29,138 of accrued interest as of September 30, 2019 will be converted to 58,275 shares as of October 1, 2019.
•	The remaining $277,500 will be repaid with the $3 million Reg A offering. This payment will be reduced on a pro rata basis for amounts received that are less than $3 million.
•	Any remaining principal and interest remaining subsequent to the paydown from the Reg A offering will be paid from the proceeds of lumber sales.

17

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net book value per share of our Common Stock after this offering.

Our historical net book value as of June 30, 2019 was $(974,897) or $(0.06) per then-outstanding share of our Common Stock. Historical net book value per share equals the amount of our total assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated offering expenses of $300,000, $225,000, $150,000 and $75,000, respectively:

	100%	75%	50%	25%
Price to the public charged for each share in this offering	$1.50	$1.50	$1.50	$1.50
Historical net book value per share as of June 30, 2019 (1)	$-0.06	$-0.06	$-0.06	$-0.06

Increase in net book value per share attributable to new investors in this offering (2)	$0.16	$0.12	$0.08	$0.04
Net book value per share, after this offering	$0.1	$0.06	$0.02	$-0.02
Dilution per share to new investors	$1.40	$1.44	$1.48	$1.52

________________

(1)	Based on net book value as of June 30, 2019 of $(974,897) and 15,784,717 outstanding shares of Common stock

(2)	After deducting our estimated other offering expenses of $300,000, $225,000, $150,000 and $75,000, respectively.

Exchange Listing

We will apply to the OTC Markets Pink Sheets to list shares of our Class A Common Stock.

Pricing of the Offering

Prior to the offering, there has been no public market for the Offered Shares. The initial public offering price was determined by the Board of Directors. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this Offering Circular and otherwise available to the Directors;
•	our history and prospects and the history of and prospects for the industry in which we compete;
•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

18

Because this is a Tier 2, Regulation A offering, most investors must comply with the 10% limitation on investment in the offering. The only investor in this offering exempt from this limitation is an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act (an "Accredited Investor"). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This offering will start on or after the Qualification Date and will terminate if the Minimum Offering is not reached or, if it is reached, on the Termination Date.

Procedures for Subscribing

If you decide to subscribe for Offered Shares in this offering, you should:

Go to www.aquaquestinternational .com, click on the "Invest Now" button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

19

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase Offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Overview

Our mission is to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide. We employ technology, including side-scan sonar, magnetometers, remotely operated vehicles (ROVs), and other advanced equipment that enables us to locate and salvage shipwrecks. We intend to enter into relationships with governments and non-profit organizations to assist them in discovering and preserving their national heritage.

We are also engaged in salvaging sunken logs in Nicaragua. We have constructed and operate a sawmill in Nicaragua.

Operational Overview

We are pursuing several salvage projects. In any of our projects, part of the recovery, usually 5%, will be allocated to the salvage crew. Other portions may be allotted to direct investors in individual projects. In addition, we will receive only a portion of the recovery as the rest will be paid to others having rights in the shipwreck, including various governmental entities.

Copper Ore Recovery

We are recovering the cargo of a freighter torpedoed in World War II off the coast of Cape Fear, North Carolina. The ship lies in about 120 feet of water and contains high-grade copper ore. Aqua Quest Copper Recovery will receive two-thirds of the proceeds of any salvage. The copper ore wreck salvage is being made under our admiralty claim. We have salvaged a portion of the copper ore from this wreck and recently sold it.

Nicaragua

We have signed an agreement with the Moskito Indians in the Territory of Karata, in the RAAN of Nicaragua. We also have agreements with Twi Yahbra Territory. Under the agreement, we are salvaging sunken logs. The Indians will receive substanal financial benefit.  We have obtained a permit to import these logs into the United States and a permit to export the logs.

Brooklyn

We have been searching for a pre-Civil War, non-military private U.S. Vessel. This ship sank while making a scheduled run off the Eastern United States. The ship was carrying substantial financial resources. We have acquired research on this vessel and we have the right to file an admiralty claim if we discover this wreck. We will receive 85% of any recovery. This wreck has the code name of “Brooklyn.”

Results of Operations

2018 versus 2017 Income Statement

The Net Loss increased by $544,338 from ($285,781) in 2017 to ($830,119) in 2018.

Revenues – Revenues were down $77,042 ($10,973 in 2018 versus $87,915). Revenues were attributed to the sale of lumber. During this early phase of lumber production we have not created a consistent marketing and distribution system.

Operating Expenses – Expenses were up $443,868 ($808,555 in 2018 versus $364,687 in 2017). Consulting and Management fees were up $409,500 for the issuance of shares for services. Services were used for our copper ore recovery project and ongoing operations. Rent expense was also up. $72,237 for the rental of equipment required for our copper ore recovery project.

Other Expenses – Interest expense was up $23,429 with the increase in borrowings in 2018.

Revenue

Our revenues are from the sale of salvaged items and for services performed for others on a contract basis, such as remote sensing investigations, mapping, and underwater exploration. We may perform these services for select clients.

Our revenues decreased to $10,873 in the year ended 2018 from $87,915 in the year ended December 31, 2018. Our revenues fell to $7,242 in the first six months of 2019.

We anticipate an increase in revenue in the last six months of 2019 from the sale of copper ore from the Copper Ore Wreck and the sale of salvaged wood.

Operating Expenses

Operating expenses primarily include all costs within archaeology, recovery, conservation, storage, research and marine operations which include all vessel operations. Operating expenses were $808,555 in 2018 as compared to $364,687 in 2017. Our operating expenses fell to $366,113 in the first six months of 2019, compared to $406,195 for the period ended June 30, 2018.

21

Interest expense rose to $32,487 from $9,058 in the year ended December 31, 2018.

We anticipate a significant increase in exploration and salvage expenses in 2019.

Stock Issuance

In the year ended December 31, 2018, we issued 580,110 shares of our Class A Common Stock for cash, 849,000 shares for services and 70,000 shares for equipment.

In the period ended June 30, 2019, we issued 50,000 shares of our Class A Common Stock for cash and 464,000 shares for services.

Provision for income taxes

No provision has been made for income taxes as we have not been profitable.

Liquidity and Capital Resources

Our principal sources of liquidity have been our cash and cash equivalents, sales of securities salvages materials owned by the Company, and cash generated from operations.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements in 2017 or in 2018.

Contingencies

We may be involved in claims, lawsuits, and proceedings arising from the ordinary course of our business. We record a provision for a liability when we believe that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. Such legal proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risk, including changes to interest rates, foreign currency exchange rates and inflation. We do not believe these risks to be material.

Foreign Currency Exchange Risk

We do not expect changes in exchange rates will negatively affect our revenue and other operating results as expressed in U.S. dollars.

Interest Rate Sensitivity

Our cash and cash equivalents and marketable securities consist of cash. Changes in U.S. interest rates may affect the interest earned on our cash and cash equivalents and marketable securities and the market value of those securities.

22

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations.

Seasonality

Some of the Company's operations are affected by weather in that the Company may have to terminate operations during the winter months in operations north of Florida. Additionally, bad weather may temporarily stop or adversely affect operations in any locale.

Trends and Contingencies, Interim Period

The Company continues to report net losses. This raises substantial doubt about the Company's ability to continue as a going concern. The Company's financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's continued existence is dependent upon several factors; including the ability to attain profitable business operations and generate a positive cash flow. Management plans to raise additional capital investment in the Company and it believes the necessary investment will be forthcoming within the next six-month period. There can be no assurance that equity financings will be available to the Company in the future that will be obtained on terms satisfactory to the Company. In the event that the Company's efforts to obtain such financing prove unsuccessful, the Company may be required to abandon its current business goals and cease operations.

Net income was negative in 2017 and 2018 and for the six months ended June 30, 2019.

Relaxed Ongoing Reporting Requirements

Upon the completion of this offering, we will not be a public reporting company under the Exchange Act. If we do elect to become a reporting company, we will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies", including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an "emerging growth company" for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an "emerging growth company" as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer's fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

23

MANAGEMENT

_______

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of September 10, 2019:

Name	Position	Age	Term of Office	Approximate Hours per Week for Part Time
Executive Officers
Capt. Robert Mayne	Chairman and President	66	Since May 2012	60
Stephen Mayne	Chief Operating Officer and Director	56	Since May 2012	20
David Bosko	Chief Financial Officer and Director	63	Since April 2019	10
Steve Maddox	Chief Strategy Officer, Director	65	Since September 2019	20

Directors
Dr. Eugene Lyon	Director	90	Since May 2012	2
Jeff Cannon	Director	58	Since November 2014	5

Significant Employees
Dr. Robert Baer	Director of Archaeology and Cultural Resource Management	78	Since May 2012	5

Mr. Stephen Mayne is the brother of Capt. Robert Mayne. There are no other family relationships among our officers and directors.

Captain Robert Mayne – Chairman, President, Director

Capt. Mayne has a One Hundred Ton (100 ton) – Coast Guard Certified Masters License with high-seas towing endorsement. He has been a certified diver for 40 years, all SCUBA and Mixed Gas Dive Systems with dive experience to 290 feet. He is a licensed Aircraft Pilot (single and multi-engine) with extensive aerial reconnaissance of marine environment for sunken ship-wreck resources and sites. Capt. Mayne is a remote sensing specialist for numerous ocean engineering firms, including Coastal Planning & Engineering, Inc. Boca Raton, FL and Oceaneering Inc., Fort Lauderdale, FL. Captain Mayne, along with remote sensing specialist Mr. Rick Horgan, has located and identified dozens of shipwrecks and sunken cultural sites. He has proficiency and extensive experience in magnetometer systems and surveys, side-scan sonar systems & surveys, and sub-bottom profiler systems and surveys.

Capt. Mayne has done biological diving for Marine Live Rock in the Caribbean, Gulf of Mexico and Atlantic Marine Environments. Live Rock is a sensitive marine organism utilized for private and commercial salt-water fish habitats. He has extensive sponge diving experience in the Gulf of Mexico, offshore of Tarpon Springs, Florida for the commercial Gulf of Mexico sponge industry.

24

Capt. Mayne is an archaeological diver with extensive experience locating and documenting sunken cultural resources in the Caribbean and Atlantic marine environments. He is conversant with all aspects of documenting sunken cultural resources including remote sensing, diver verification, site documentation, artifact recovery, artifact conservation, and artifact curation.

He has performed cultural resource archaeological investigations in the Dominican Republic with North Caribbean Research Inc. Monte Cristi, RD. As head of the AQI-NCR archaeological research team, Captain Mayne supervised all aspects of archaeological diving and recovery of sunken cultural resources in the NCR permit areas. Capt. Mayne worked closely with the archaeological conservation laboratory in Santo Domingo and its laboratory director, Commander Francis Soto.

Capt. Mayne is an archaeological consultant with Dr. Robert H. Baer, RPA to the Ocean Engineering Department, Florida Institute of Technology, Melbourne, Florida, for proposed Cultural Resource Archaeological Investigations in the Republic of Honduras.

As CEO of Aqua Quest International he has extensive insurance related experience in the survey and recovery of commercial and private vessels lost in the marine environment as a result of marine-mishap and storms.

As CEO of Aqua Quest International, he conducted the search for, and recovery in the Nicaraguan environment of, timber resources lost in fresh-water rivers and bays. These sunken timber resources were rehabilitated and sold in the international timber trade.

Capt. Mayne has done archaeological research and publishing with archaeologist Dr. Robert Baer, RPA of a sunken ship-wreck site off-shore of Pompano Beach, Florida.

Captain Robert Mayne and Aqua Quest International, Inc. have carried out archaeological survey and/or archaeological recovery investigations in the following nations: Commonwealth of the Bahamas, Dominican Republic, Republic of Haiti, Republic of Nicaragua, Venezuela, and the Federal Republic of Mexico (Alacrán Atoll, Gulf of Mexico).

Stephen Mayne – Chief Operating Officer and Director

Mr. Mayne is an avid underwater adventurer and experienced diver from Cape Cod, Massachusetts. He has worked on numerous projects aboard the RV Aqua Quest in the Dominican Republic, the Bahamas and Florida discovering, recovering and preserving historical treasures. Throughout his many years of ocean exploration he has developed a deep love and respect for the ocean and the many unsolved mysteries waiting to be discovered. Mr. Mayne has spent over 25 years successfully managing and engineering both private sector and Government Electrical, fire detection, fire suppression and electronic security projects in 45 U.S. States, Korea, Japan, Germany, Spain, Kuwait and Uzbekistan. These projects were safely completed on time, within specification and almost always under budget.

David Bosko – Chief Financial Officer and Director

Mr. Bosko brings 40 years of experience to the Chief Financial Officer position. He is the CFO for Craftline Graphics, Inc. since 2015. Prior to that he was the CFO for Seneca Manufacturing from 2013-2014 and CFO for Adeptiv Solutions from 2008 – 2013. From 2002-2007, Mr. Bosko was the Budget Director for Blair Corporation, a $500 million publicly traded mail order company. Prior to Blair, Mr. Bosko held executive financial positions for various small and medium sized companies in the process of start-up or reorganization. Mr. Bosko started his career in public accounting with Touché Ross & Co from 1978 to 1982. Mr. Bosko graduated from Indiana University of Pennsylvania in 1978 with a BS in accounting and finance. Mr. Bosko is a CPA.

Eugene Lyon, Ph.D., Director

Dr. Gene Lyon is a noted and well-respected shipwreck historian and archivist. Dr. Lyon received his Ph.D. from the University of Florida and later published his doctoral dissertation on Pedro Menendez de Aviles with the University of Florida Press, entitled, The Enterprise of Florida: Pedro Menendez de Aviles and the Spanish Conquest of 1565-1568. Dr. Lyon’s research in the Archives of the Indies in Seville led to his later relation with Mel Fisher and Treasure Salvors, Inc. It was through the research of Gene Lyon that Mel Fisher found the location of the Atocha and Santa Margarita shipwrecks in the Marquesas Keys, southwest of Key West, Florida.

25

Jeff Cannon – Director

Mr. Cannon is from Cape Cod, Massachusetts with over 40 years of business experience. He has founded, owned, managed, acquired and liquidated multiple businesses while successfully navigating the changing business climates through the economic ups and downturns over the years. Mr. Cannon has many years of experience with regulatory compliance, expansion into new markets, fleet management, personnel management and asset acquisition while substantially growing revenue on a sustainable pace. Mr. Cannon is also an avid seafarer and adventurer who has spent much time on the waters off of Cape Cod, Martha’s Vineyard and Nantucket.

Dr. Robert H. Baer – Director of Archaeology

Dr. Baer is a Registered Professional Archaeologist (RPA). He has authored three books on maritime archaeology and has participated in over 200 archaeological projects in the last ten years. He has a Graduate Diploma and the Master of Studies (MSt) degree in Professional Archaeology from the University of Oxford, U.K, and a Master of Arts degree in Archaeology and Heritage from the University of Leicester, U.K. He has conducted both marine and terrestrial environments specializing in Compliance Archaeology. He is a graduate of Georgia Military College and served as an infantry officer in the U.S. Army. He is a graduate of the Center for Advanced International Studies, University of Miami (M.A., Asian Studies) and holds a Doctorate in Public Administration (DPA) Public Policy from Nova Southeastern University, where he wrote his dissertation on the history of Cultural Resource Management in Florida.

Dr. Baer also performed archaeological and cultural resource services for Mel Fisher’s, Treasure Salvors, Key West, Florida and Sea Hawk Deep Ocean Research, Tampa, Florida. Bob has published over 200 archaeological research studies that have been submitted to government agencies and ocean engineering corporations. Dr. Baer was the project archaeologist for the Jupiter Historic Shipwreck Project, and has published a history of the project entitled, The Last Voyage of the San Miguel de Archangel. Bob also researched and wrote The Last Voyage of the S.S. Copenhagen, about a historic shipwreck lost off Pompano Beach, Florida in 1900. The S.S. Copenhagen shipwreck is now a State of Florida Underwater Archaeological Preserve.

Steve Maddox – Chief Strategy Officer, Director

Steve Maddox is President of BopEm Entertainment LLC. He started his career in Los Angeles as an actor studying under numerous acting coaches including Stella Adler. Performing in local L.A. theater led to various movie roles and television roles, including appearances on The Young and the Restless and General Hospital.

He made the move to sales as a way to supplement his acting income, eventually deciding to fully transition to the business side of the entertainment industry. He became the Division Manager of Syndication Sales for Orion Pictures Television, which eventually took he and his family to Atlanta.

His next move was to Columbia Pictures Television (Sony Entertainment) where he excelled over the next 25 years, becoming the Executive Vice President of Sales. Steve oversaw the entire Southeast region, which included the Dallas and Atlanta markets. The television shows (over 500) and movie (4,000 titles) packages he distributed in his time at Sony are too numerous to list. Some of the most recognizable titles include Who’s The Boss, Married with Children, Designing Women, Walker Texas Ranger, King of Queens, Rules of Engagement, and Seinfeld. Shows such as The Donna Reed Show, Father Knows Best, Sanford & Son and All in the Family are part of the world’s largest studio library. He also distributed many first-run shows for Sony Pictures Entertainment which included game shows, court shows and talk shows. This list included The Ricki Lake Show, The Donny and Marie Show and, most recently, The Queen Latifah Show and The Dr. Oz Show.

Steve’s current projects include a movie adaptation of a book he has the rights to, as well as numerous new television projects. Many of the shows he has in development are currently being reviewed by networks, cable outlets and broadcast groups. Currently, he is Co-Executive Producer of a nationally syndicated show called Nashville Insider, a weekly half-hour country music (a la Entertainment Tonight type show) show that is shot in Nashville.

26

Advisory Board

______

The following persons have agreed to serve as advisors to the Company:

Frederick “Rick” Horgan

Mr. Horgan is Aqua Quest's Remote Sensing Specialist. Mr. Horgan is a veteran of the U.S. Navy, where he began his distinguished career as a specialist in the use of magnetometry, side-scan sonar, and sub-bottom profiling systems. Following his service in the navy Rick began to perform remote sensing investigations for government agencies, and ocean engineering firms, and founded his own remote-sensing services corporation, Sonnographics Inc., Fort Lauderdale, Florida. Rick has worked in the field with archaeologist Dr. Baer on projects that include the S.S. Copenhagen shipwreck, and the discovery of important sunken cultural resources in the Florida Keys, National Marine Sanctuary in the Kirby Rose Admiralty Arrest Area. Rick has also located space capsules for NASA, and sunken ships and aircraft for the United States Navy, and United States Coast Guard. Most recently Rick has worked with Bob Mayne and Bob Baer in the Bimini Islands, Bahamas, carrying out research on a sunken site associated with the famous and enigmatic Bimini Road sunken site. Capt. Mayne and Mr. Horgan have worked together for over 25 years.

Tony Loiacono

Anthony P. Loiacono is President/CEO of Heads & Tails, Inc. Hw was named “Top 100 Marketing Executives” by Advertising Age. Tony Loiacono has vast experience in three unique realms of sports, entertainment and corporate business. Known as a consummate brand builder and television producer, Loiacono has synergistically weaved together his brand-driven approach with award winning campaigns for a multitude of both product and service oriented Fortune 50 companies as well as his personal endeavors

Loiacono began his career in Detroit with Robert Landau Associates in 1978, working on a variety of marketing/sales promotion and sports marketing programs, including new product introductions and on-going marketing support for such clients as Ford Motor Company, Ford Parts & Service Division, Motorcraft, Carnation and Nabisco. Loiacono coordinated regional marketing efforts for Burger King and Miller Brewing Company in both the Midwest and Western regions. Additionally, Loiacono was responsible for development, planning and implementation of all aspects of sports marketing for Ford and Ford Parts & Service Division including programs with Major League Baseball, the Sarajevo Olympics, National Basketball Association, The Breeders Cup, National Cheerleading Association, and FILA. Working with Ford also enabled him to become a specialist in affinity marketing programs, collaborating on vehicles with such well-known names as Eddie Bauer Bronco II (first affinity vehicle by Ford), Pierre Cardin Lincolns and the FILA Thunderbird.

Heading to Los Angeles in 1984, Loiacono founded the full-service integrated communications division for Foote Cone Belding/FCB, working with clients such as Sunkist, Denny's Restaurants, Orion Pictures, Orion Home Video, MCA Records, Fancy Feast Cat Food and the California Milk Advisory Board. Loiacono was responsible for all client strategic planning, new business solicitation, creative, database development as well as design and media platforms. He also headed up the management/marketing evaluation of Chrysler California before becoming a strategic partner and 2nd stage manufacturer.

In 1987, Loiacono was named Sr. V.P. General Manger of FCB/Impact in Los Angeles and Philadelphia providing a full range of marketing/sales promotion/advertising and sports marketing support for a full range of clients including Mattel, Universal Pictures, Universal Studios (Hollywood and Florida), MCA Universal Home Video, Disney, and Ashton-Tate, among others. Loiacono built FCB/Impact from inception to billings of nearly $11 million annually. During his stay with FCB, he founded the National Hockey League's Celebrity All-Star Hockey Team with Richard Dean Anderson and John Bennett Perry, for which he has been Executive Director since its inception in 1986 raising nearly $5 Million for charities.

In 1990, Loiacono left FCB to begin the brand management-marketing platform that is still used today at The Upper Deck Company. While at The Upper Deck Company, Loiacono was credited with pulling the company off the pages of the hobby publications and making it a cogent force in the sports marketing arena. He was also credited with the NHL, NFL, NBA license negotiations and player agreements with Michael Jordan, Joe Montana, Wayne Gretzky, Shaq and more. For his efforts, which helped increase revenues from under $18 million to more than $300 million, Loiacono was named by Advertising Age (1992) one of the Top 100 Marketing Executives in the world.

27

Currently, Loiacono serves as the President/CEO of Heads & Tails, Inc., a digital technology focused agency Over the past 4 years, Tony has been developing software solutions and services for easy to use digital media and digital signage solutions for mobile, desktop and web integration. Solutions to detect, connect and engage customers supporting live and on-demand media combining digital technology with innovative creative and content services. Clients include: Cisco, Verizon, Vodafone, Ford and PG&E. Loiacono is also the Creator, Executive Producer and Writer of Animal Planet’s hit show Faithful Friends on Animal Planet and syndicated in over 70% of the U.S.A.

Loiacono is recognized for creating hard-hitting marketing programs that marry fresh and creative ideas to unique marketing visions, untapped channels of communication, technology and superior levels of design and production from the printed page, to television, big screen or the Internet and the cell phone. Loiacono lives in Bonsall, California, with his wife of 32 years, Lori. He has four children and five grandchildren. He enjoys an active lifestyle of boating and outdoor activities and raising funds for charity.

Terry Armstrong

Mr. Armstrong is our Geographic Information Systems (GIS) mapping expert. Mr. Armstrong has over twenty-five years of experience in the management of information systems, data systems and GIS systems. In his early career he worked as an industrial diver in the Gulf of Mexico, and later worked as a salvage diver along Florida’s Treasure Coast. Terry is the publisher of Signum Ops Books, Merritt Island, Florida, a maritime publisher. Along with Tommy Gore, a former Marine Agent of Florida’s State Board of History and Archives, he co-authored Rainbow Chasers, a memoir of Gore’s experiences monitoring the early days of the Florida treasure industry. Armstrong has also worked as a records manager with the Monroe County, Florida Sheriff’s Department and as the GIS administrator for the Brevard County, Florida, Property Appraisers Office.

Patrick and Emmanuelle Lizé

Patrick Lizé

Mr. Lizé is a researcher, maritime historian, and archivist with 45 years experience:

1976. Conceptor and archives researcher for the research of the French East Indiaman Prince de Conty, lost on the coast of Belle-Ile en Mer in 1746. Publication: Article In “La mer pour mémoire”, Michel Lhour, (scientific publisher). Somogy Editions d’Art, 2005. 1977. Conceptor and archives researcher for the location of the French ship Les Droits de l’Homme lost in 1796 in Britanny, France. Publication: “Le naufrage du vaisseau les Droits de l’Homme” in Michel Lhour (Editor): “La mer pour mémoire”, Somogy Editions d’Art, 2005.

1978. Publication of «Répertoire de naufrages», prefaced by Mr E.Taillemite, Chief Curator of the Archives Nationales, Paris. (Summary of ship stories lost in the coast of France)

1980. Conceptor and archives researcher for the location of the VOC ship Banda lost in Mauritius Island, 1605. Publications : Dumas, Jacques, «Fortune de Mer à l’Ile Maurice», Jacques Dumas et Atlas Film, 1981; «Etudes et Sport Sous-Marin» N° 58; «Chronique d’Histoire maritime» n° 9,

1984. Conceptor and archives researcher for the discovery of the pirate ship Speaker, lost in 1702 in Mauritius Island.

Publications: - Lizé, Patrick, The wreck of the pirate ship “Speaker” in “International Journal of Nautical Archaeology”, June 1981.Lizé, Patrick , La véritable Histoire du Pirate Bowen, Glénat, 1987. Lizé, Patrick, ( Cartoon): “John Bowen” - Les pirates de l’Océan Indien.Glénat, 1983 X marks the spot, the archaeology of piracy - Ed Skowronek & Ewen, 2006

1984. Conceptor of the project of research of the French Admiral ship l’Orient sunk by Admiral Nelson in 1798 in Aboukir Bay, Egypt, in collaboration with the French Navy and Jacques Dumas.

28

1985-1996. Chief researcher for the European Institute of Nautical Archaeology (IEASM). Director Franck Goddio.

1985. Conceptor and archivist of the project Griffin, English Eastindiaman lost in 1761 in the Philippines, in collaboration with the IEASM and the National Museum of Philippines. Publications: Goddio, Franck, «XVIIIth century relics of the Griffin», Manila, 1988; Goddio, Frank «Griffin, on the route of an Indiaman», Periplus publishin London, 1999; Jay, Evelyne, The “Griffin”, in “International Journal of Nautical Archaeology”, 19, 1, 1999.

1985. Conceptor and archivist of the project Royal Captain, English Eastindiaman lost in 1773 on Royal Captain shoal, China Sea, with the IEASM and the National Museum of Philippines.

Publications: Goddio, Franck, Discovery and archaeological excavation. Manila, 1988; Goddio, Frank «Royal Captain, Un navire perdu dans les Abysses», Periplus Edition, 2000; “Dossier Histoire et Archéologie”. N° 113, 1987; “Le Monde de la Mer” N° 31.

1991. Publication of «Epaves d’or. Les secrets des trésors sous la mer» edited by JC Lattès. Conceptor and archivist of the project San Diego Spanish galleon sunk by the Dutch in the Philippines in 1600, with the collaboration of the National Museum of Philippines. Publications: Catalog of the exhibition San Diego «Treasures of the San Diego», Paris, 1994; « Times Magazine », nº 43, october 25th 1993; «Figaro Magazine», 9 mai 1992 and 7 mai 1993; « National Geographic », July, 1994; « France Magazine » 1996; «Plume» n° 11, 1996.

1993. Conceptor of the project for the research of the Temple of Isis, Cleopatra, Alexandria and Herakleion in Aboukir, managed by Franck Goddio (IEASM) and the National Museum. Publications: “Figaro Magazine”, 9 June 2000; “Le Monde” 7 June 2000; “Pelerin Magazine” n° 5321; “L’Express”, 29 Juin 2000; Goddio, Franck «Trésors engloutis d’Egypte» IEASM publication, 2003; Goddio Franck, André Bernand

«L’Egypte engloutie : Alexandrie», Tana editions, 2002.

1996. Historian for the search of the admiral ships Régent and Cordelière sunk in the bay of Brest, Britanny, in 1512, under the direction of Max Guérout, Director of the GRAN. Publications: Guerout, Max, “La Cordelière”, Paris, 2003.

1995-2010. Chief archivist of Odyssey Marine Exploration, Tampa, Florida

1998-2003. Contracted by the Ministry of Culture of Portugal, under Dr. Francisco Alves, chief of the IPA/ CNANS, to make the archaeological map of the underwater heritage of Portugal, Azores and Madeira. 2000. Publication of «Le naufrage des Portugais» (Lizé Patrick & Blot Jean-Yves) Chandeigne Edition, Paris, 2001.

2003. Conceptor and archivist of the project of the SS Republic, Civil-War steamship sank in 1865 off the Georgia coast and discovered by Odyssey Marine Exploration.

2006. Published a chapter on the loss of the pirate ship Speaker (1702) in “X marks the spot”, the Archaeology of piracy”, edited by Russell K. Showronek and Ch.R. Ewen, University of Florida.

2007. Archivist for the Nuestra Senora de las Mercedes, Spanish ship lost in Atlantic in 1804 and discovered by Odyssey Marine Exploration

2009. Conceptor and archives researcher for the discovery of HMS Victory, lost in 1744 in Atlantic off the Channel islands. Exploration made by Odyssey Marine Exploration.

2011. Conceptor and archives researcher for the SS Mantola, British-flagged steamer sunk in 1917 in the North Atlantic and discovered by Odyssey Marine Exploration.

29

2011. Archives researcher for the project of research of the Portuguese Carrack Conceiçao, sunk in 1621 off Portugal in collaboration with the IST / ISR ( Instituto Superior tecnico/Institute for Systems and Robotics) and the ICEA ( Instituto de Cultura Europeia e Atlantica)

2012. Conceptor and archives researcher for the SS Gairsoppa, British cargo steamship sunk in 1941 in the North Atlantic and discovered by Odyssey Marine Exploration.

2012. Conceptor and archives researcher for the discovery of several ships lost in the Baie des Saintes,Guadeloupe and found by Prepasub.

2013 - 2014 Author of “Naufrages de légende, les pirates” Editions du Trésor, 2013.Author the article “Memories of the sea” published in the coffee-table book “Shipwrecks around the world – Revelation of the past”, Delta Book World, 2014.

2014 - Conceptor and archives researcher for the discovery of the SS Connaught, lost in 1860, by Endurance Exploration Group

Emmanuelle Lizé

Ms. Lizé is a historian and archival researcher with over 20 years of experience in maritime research, having absorbed her father’s passion for shipwrecks as a child and, later, through working with him. Emma has carried out independent research for legends such as Henri-Germain Delauze (Comex) and Franck Goddio (IEASM), has written several books on shipwrecks, marine archaeology and piracy, and was the chief archivist behind the Museum U Palazzu di Napoleone Emma also acts as the business manager for her father, Patrick Lizé, who was the archival researcher behind the discoveries of the Speaker, the VOC Banda, the Temple of Cleopatra in Alexandria, the Royal Captain, the Griffin, the San Diego, the SS Republic, the SS Gairsoppa, the SS Mantola and the HMS Victory, working with Jacques Dumas and diving firms such as IEASM and Odyssey Marine Exploration.

D.E.L.E (Diploma: Spanish as a foreign language). Cervantes Institute

Top Diploma of EHESS (Social Science High School) - Section: sociology, psychology, social anthropology

BTS Business Communication (ISCOM, Paris) with distinction DEUG LCE English - Spanish (Sorbonne-Nouvelle, Paris)

‘Baccalaureate’ L-Series (Saint-Sulpice School, Paris) with distinction COLLABORATIONS

Underwater archaeology historian, archivist, negotiations COMEX (Henri Germain Delauze) - www.comex.fr Odyssey Marine Exploration - www.shipwreck.net

Franck Goddio / WWF- www.franckgoddio.org - www.ieasm.org SEATEC (Pim de Rhodes) - www.fourcault.be

Max A. Mikhaylov - www.perseus.pro

BVI Scuba Dive (Christopher Juredin) - www.bviscubadive.com Subsea (John Kingsford) - www.subsea.org

Cosmix (Luc Heymans) - www.cosmixadventures.com Arqueonautas (Nikolaus Graf Sandizell) www.aww.pt

Maritime Explorations (Michael Flecker) www.maritime-explorations.com RMP Nautical Foundation – www.rpmnautical.org

Frontier Sealand Research Foundation (Remedio Villanueva) 10994 Ltd (England)

Anthony Dyakowski (Vancouver)

Oceanus Marine LLP (Julien Mignonac / Guy Zajonc) IDSS Ltd (Jean-Christophe Peyre)

30

Endurance Exploration Group (Micah Eldreh) John Adam & Alistair Fairhead (Grenada) ...

Ms. Lizé speaks seven languages, including French, English, Spanish, Russian, German, Portuguese, and Italian.

Ms. Lizé is the author of several books, including “Naufrages de légende, les pirates” – Editions du Trésor, 2013, Revelation of the past”, Delta Book World, 2014, finalization of a coffee table book in two volumes (400 pages each) documenting more than 10,000 shipwrecks in the coast of France and its seas. She authored an article “Memories of the Sea” published in the coffee-table book “Shipwrecks Around the World and has been interviewed in EOS magazine des Sciences.

Mark Allender, Historian and Archival Researcher

As a Florida native, and by living most of his life in the Tampa Bay area, it is easy to understand how Mark came to love the sea and all things nautical, including the interest in sunken ships. Previous generations of his family likewise had a passion for the sea. They built ships and yachts, sailed in the merchant marine, and competed in the Tampa Bay to Havana boat races using the night sky as their primary navigational aid.

Mark has a Bachelor's degree in anthropology, and a Master of Arts degree from the University of Florida. His academic concentration included the history and archaeology of Spanish colonial Florida, and the maritime history of 16th century Spain. Mark completed his master’s thesis, Sixteenth-Century European Contact Sites along the Florida Gulf Coast, which examined how Spanish shipwrecks had far greater impact on Native Americans living on the Florida Gulf coast than generally had been supposed.

As part of his graduate studies, Mark completed Spanish paleography and advanced research classes under the direction of Bruce Chappell, a leading expert on Spanish archives. Mark also studied under Dr. Gene Lyon, an internationally respected and recognized authority on Spanish colonial and maritime history. In 2000, Mark assembled and directed a team of professional archival researchers in Seville, Spain as part of a project to compile archival documentation of 16th and 17th-century Spanish ship losses.

Mark's research company, Altamar Explorations LLC, was formed soon after his archival project in Seville in order to provide private sector groups with research data on lesser-known ship losses. Since then Mark has co-ventured on several shipwreck projects, primarily in the North Atlantic, providing re-navigation analyses and assisting with remote sensing operations.

Engelbert Gabriel Hernandez Rodriguez, Director of Latin American Promotions

Engelbert Gabriel Hernandez Rodriguez, born in Venezuela, graduated as a Bachelor of Science at Jose Ramon Yanez Liceum, studied Eco-tourism and Conservationism at FUDENA - WWF, worked as a tour guide along the Caribbean coast of South America in charge of the administration of Playa Sur beach in Morrocoy National Park. He joined the Aqua Quest crew to learn about the echo-sounder for ocean floor research for an archaeology recovery project together with the Venezuelan Navy. Engelbert lives in Rotterdam, The Netherlands. He owns the Gatto Gabriel Record Label, touring with his music to many destinations worldwide.

Michael McCabe

Michael McCabe was born in Woodstock, New York.  He received a degree in Environmental Science in New York and began graduate studies in Marine Biology. His photography career began in Miami, where he started working as a fashion photographer for publications such as ELLE magazine.  His work in fashion took him to Central and South America.  He made a name for himself shooting covers for magazines in far off locations. In recent years, Michael has transitioned into the motion picture industry as a director and cinematographer. He enjoys shooting in remote and hostile locations. He works and travels extensively in Africa, Central and South America as well as the Galapagos Islands. His projects have ranged from a war documentary filmed in the Congo and post-earthquake health in Haiti to films to films about surfing and the Iron Man race. Michael is represented in both the print and motion picture industries and is based in New York City.

31

Brandon Josef Szinavel

Brandon Josef Szinavel was born in Chicago, Illinois. From 1999 to 2008 he studied the lawsuits of the heirs of Christopher Columbus, as well as the genealogy, heraldry, and titles of notable conquistadors. Since 1999 he has consulted with colonial Spanish families in Puerto Rico, indexing more than 48,000 names over a two-year span (2007-2009). His previous assignments included consultation with members of the Instituto Dominicano de Genealogía regarding Spanish families who settled on the island of Hispanola from 1496-1820's.

Since 2000, Brandon has enjoyed a working relationship with Dr Eugene Lyon, assisting him on the genealogy of Adeltando Don Pedro Menéndez de Avilés, through the investigation of parish records in the Dominican Republic, Mexico, Puerto Rico, the Philippines, Saint Augustine, Florida, and South America, as well as the records in the Archives of the Indies in Seville. In 2009 Brandon, in concert with Dr. Lyon, identified the coat of arms inscribed on a gold chalice, identifying its owner.  The chalice was recovered from the shipwreck of the Santa Margarita which the Mel Fisher group found. In 2012 Brandon and Dr. Lyon wrote an article that is in included in the new book "The Voyages of Ponce de Leon: Scholarly Perspectives" (FHS Press) compiled and edited by James Cusick and Sherry Johnson.

Brandon and Dr. Lyon, in company with other business partners, have joined together to form the Legacy Salvage Group with several upcoming projects supported by hosting governments.

A. J. LeBlanc

An entrepreneur at heart, A.J. has been employed in many industries which included real estate, automotive, construction, electronics, and hospitality.  Late in 2004, A.J. became involved in a business project targeting the rapidly expanding Internet opportunities involving online video.  Today, this project became a company known as Car-mercial.com, which is the leading video technology company in North America for the automotive industry.  Over the years while building this unique software company, A.J. has become a popular industry conference speaker leading workshop presentations on video marketing strategies, a monthly contributing writer on the topic of video marketing for numerous automotive industry publications, a published co-author of two books, was recognized as one of America’s top business leaders by Fast Company magazine, and had the honor of his company being the first automotive technology company to be featured in an industry specific case study by Google. A.J. has directed numerous online video strategies for some of the largest global automotive manufacturers and many of America’s #1 new car dealerships, as well as helped thousands of automotive dealers across the U.S. and Canada increase their online exposure using proven video marketing techniques.

Xiomara Moya Téllez - Nicaraguan Compliance Advisor

Xiomara studied accounting at UCA (Universidad Centroamerica), and spent 16 years in the Departmento de Tesoréra (Treasury Department) of Walmart's operations in Nicaragua. For the past five years, she's worked as an independent advisor to both public and private entities on local regulatory compliance matters, licensing, permitting and export protocols in a number of different business sectors. She has excellent working relationships with many Nicaraguan government ministries including INTUR, MINSA, INAFUR, MAG, MARENA and ALBA Forestal. For approximately one year , she advised the head of sales at ALBA Forestal on documentation and export issues. Xiomara also works closely with local shippers, freight forwarders and customs brokers. Her export experience ranges across a wide spectrum that includes agricultural commodities, forestry products (including CITES permitting requirements), manufactured goods and even helicopters.  She has provided, and will continue to provide, local regulatory compliance, permitting, licensing and export advice and assistance to our operations in Nicaragua.

32

EXECUTIVE COMPENSATION

______

Employment Agreements

Captain Robert Mayne, Stephen Mayne, and David Bosko have entered into employment agreements with the Company for a term of five years. Pursuant to these employment agreements, they have agreed to devote a substantial portion of their business and professional time and efforts to our business as our President, Chief Operating Officer, and Chief Financial Officer, respectively. Our employment agreements provide that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. Each may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

Our employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with our business during the terms of such employment agreements and one year thereafter, and (b) prohibiting the executive from disclosing confidential information regarding the Company at any time.

The following table represents information regarding the total compensation our executive officers and director of the Company as of December 31, 2018:

Name and Principal Position	Cash Compensation $	Other Compensation $ (1)	Total Compensation $
Cap. Robert H, Mayne, President, Chairman	0	0	0
Stephen Mayne, COO, Director	0	0	0
David Bosko CFO, Director (2)	0	0	0
Dr. Eugene Lyon, Director	0	0	0
Jeff Cannon	0	0	0
Steven Maddox (3)	0	0	0

 _________________________

(1)	Any values reported in the “Other Compensation”, if applicable, column represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification ("ASC") 718 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

(2)	Mr. Bosko was awarded 300,000 shares of Common Stock on April 5, 2019.

(3)	Mr. Maddox was awarded 100,000 shares of Common Stock on September 10, 2019.

Stock Options

On June 26, 2012, our stockholders approved our 2012 Stock Option Plan, as previously adopted by our Board of Directors (the "Plan"). Under this Plan, our officers, directors, and/or key employees and/or consultants can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 1,000,000 shares of our Common Stock. To date, no options have been issued. The Class B Common stockholders are not eligible for such options.

With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted. The Plan requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engages in or is involved with any business similar to ours, such option holder's incentive options immediately terminate.

33

Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000. No such options have yet been issued.

Bonus Plan for Executive Officers

On June 26, 2012, our Board of Directors established an annual Bonus Plan for Executive Officers (the “Bonus Plan.”) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

Management Stock Option Plan

On June 26, 2012, the Board of Directors of the Company adopted a Management Stock Bonus Plan. The Plan provides that the Company shall establish a reserve of 1,000,000 shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review the actions of the Committee. The Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. To date, the Company has issued the following Plan shares:

Name of Executive	Shares Granted
Dr. Robert Baer	50,000
Dr. Eugene Lyons	50,000
Frederick Horgan	50,000
Stephen Mayne	50,000

Total	200,000

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers other than that Robert Mayne and Stephen Mayne are brothers.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics will be posted on the Investor Relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in filings under the Exchange Act.

34

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

______

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since inception to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transactions with Officers, Directors and Employees

In connection with the organization of the Company and the issuance of his Common Stock, Capt. Mayne contributed the vessel “Aqua Quest,” a 2001 Toyota pickup truck, a 2005 Honda motorcycle, and certain equipment. The Aqua Quest is a steel hulled, 61-foot, 89 gross ton exploration and salvage vessel that has been independently appraised at $250,000. The Aqua Quest is outfitted with a complete inventory of tools, parts, and welding and cutting equipment. Subsequently, Capt. Mayne contributed 130 ounces of gold to the Company as a contribution to capital. From time to time, Capt. Mayne has loaned money to the Company for working capital.

Dr. Eugene Lyon is a member of the Legacy Salvage Group. The Legacy Salvage Group offers research regarding shipwrecks to the Company from time to time. The Legacy Salvage Group receives payment only from realized recoveries and profits related to these shipwrecks. Typical payments are 15% of the gross recovery of artifacts and 15% of the net profits from related revenues, excluding museum revenues.

Employment Agreements

We have entered into employment agreements or offer letters with each of our named executive officers. For more information regarding these agreements, see “Executive Compensation—Employment Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers, and other key employees. The indemnification agreements and our amended and restated By-Laws will require us to indemnify our directors to the fullest extent permitted by Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration, and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

35

PRINCIPAL STOCKHOLDERS

______

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of June 30, 2019, and as adjusted to reflect the sale of Class A Common Stock offered by us in this Offering, for each stockholder known by us to be the beneficial owner of more than 10% of our outstanding shares of Class A Common Stock or Class B Common Stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

Name (1)	Shares of Class A (Class B) Common Stock Owned	Percentage of Class Owned	Percentage of Total Outstanding Owned	Percentage of Outstanding Owned on Completion (2)
Capt. Robert H. Mayne	4,201,000 (5,000,000)	39.0% (100.0%)	58.3%	51.7%
Dr. Eugene Lyon	50,000	0.5%	0.3%	0.3%
Stephen Mayne	650,000	6.0%	4.1%	3.7%
Jeff Cannon	600,000	5.6%	3.8%	3.40%
David Bosko	300,000	2.8%	1.9%	1.7%
All officers and directors and 5% holders as a group	12,001,000	64.9% (100.0%)	76.0%	67.50%

(1)  The address for all securities holders is c/o Aqua Quest International, Inc., 228 North Pinellas Avenue, Tarpon Springs, FL 34689.

(2) Assumes the sale of all Securities offered hereby.

(3) Awarded under the management stock option program, subject to vesting provisions.

(4) Includes 100,000 shares of Class A Common in the Mayne Family Trust, of which Capt. Mayne is the grantor and trustee.

36

CAPITALIZATION

______

The following table sets forth our capitalization as of June 30, 2019.

Class	Authorized	Currently Issued and Outstanding (1)	Following Present Offering (2)
Preferred Stock, $0.0001 par value	100,000,000	-0-	-0-
Common Stock, $0.0001 par value	550,000,000	15,784,717	17,784,717

(1)	Includes stock issued on formation of the Company.

(2)	If all securities offered hereby are sold and outstanding.

37

DESCRIPTION OF SECURITIES

______

The Common Stock

We are authorized to issue 550,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering and conversion of any Preferred Stock, are and will be fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

The Company has never paid any dividends to shareholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all Preferred Stock dividends are paid in full.

Our Common Stock is divided into two classes, Class A Common Stock and Class B Common Stock. The rights and privileges of both classes are identical, except that the holders of the outstanding Class B Common Stock have the right to elect a majority of our Board of Directors and the holders of our outstanding Class A Common Stock have the right to elect the remaining directors. Class B Common Stock may be converted into Class A Common Stock at any time on the basis of one share of Class A Common Stock for each share of Class B Common Stock so converted.

Preferred Stock

We are authorized by our Articles of Incorporation to issue a maximum of 100,000,000 shares of Preferred Stock. This Preferred Stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges. and limitations with respect thereto, shall be filed. The effect of such Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Florida Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. To date, no such Preferred Stock has been issued.

Certain Provisions

Certain provisions of our Articles of Incorporation and By-Laws may make it more difficult and time-consuming to acquire the Company, thereby reducing our vulnerability to an unsolicited proposal for our takeover. These provisions are outlined below.

Our Articles also contain restrictions regarding certain mergers, consolidations, asset sales and other "Business Combinations." "Business Combinations" are defined in the Articles of Incorporation. The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over prevailing market prices because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without a "super-majority" vote or the approval of a Majority of Continuing Directors.

38

Among other provisions that might make it more difficult to acquire us, we have adopted the following:

Staggered Board. Our Board of Directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders’ ability to change control of the Company even if a change in control were in the stockholders’ interest.

Preferred Stock. Our charter authorizes the Board of Directors to issue up to 500,000,000 shares of Preferred Stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest.

Our Articles also authorize the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to our shareholders. Among the factors that may be considered are the impact our acquisition would have on the community, the effect of the acquisition upon our employees and the reputation and business practices of the tender offeror.

Our Articles of Incorporation also contain restrictions regarding certain mergers, consolidations, asset sales, and other "Business Combinations" involving the Company or its subsidiaries. Business Combinations are defined in the Articles as (a) any merger or consolidation by us with an Interested Stockholder, (defined as a holder of at least 10% of our voting stock with certain exceptions), or (b) any sale, lease or similar disposition to an Interested Stockholder of any of our assets constituting at least 5% of our total assets, or (c) the issuance or transfer by the Company of any of our stock to an Interested Stockholder in return for cash or other property, being at least 5% of our total assets, or (d) adoption of any plan to dissolve or liquidate the Company proposed by an Interested Stockholder, or (e) any reclassification of stock or recapitalization of the Company or merger whereby the percentage of outstanding shares of any Interested Stockholder is increased.

Business Combinations with an interested Stockholder must be approved by the holders of 80% of the voting power of our outstanding shares, unless (a) the Business Combination is approved in advance by those persons then on the Board of Directors who were directors immediately prior to the time the Interested Stockholder (or certain of its predecessors) first became an Interested Stockholder and who would have constituted a majority of the Board at that time (a "Majority of the Continuing Directors"), or (b) certain minimum "fair price" requirements are met. In evaluating a Business Combination, the Board of Directors may consider the financial aspects of the offer, the long-term interests of our shareholders, past and present market values of the shares, our prospects, the prospect of obtaining a better offer, the impact, if the offer is partial or two-tier, on the remaining shareholders and our future (especially with regard to the background of the offeror), the value of non-cash consideration, legal matters, the effect of the transaction on our customers and local community interests.

The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over prevailing market prices because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles of Incorporation also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without the "super-majority" vote described above or the approval of a majority of the Continuing Directors as defined above.

39

SECURITIES OFFERED

Current Offering

Aqua Quest International, Inc. (“Aqua Quest International, Inc.,” “We,” or the “Company”) is offering up to $3,000,000 total of Securities, consisting of Class A Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”).

The Common Stock

We are authorized to issue 550,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that there is a “Change of Control” of the Company and holders of Common Stock shall be entitled to receive stock, securities, or other assets or property in exchange for their Common Stock. “Change of Control” shall mean (i) the acquisition by any person or group (as that term is defined in the Act and the rules promulgated thereunder) in a single transaction or a series of transactions of 30% or more in voting power of the Common Stock of the Company; (ii) a sale of substantially all of the assets of the Company to an entity that is not a subsidiary or the Company; (iii) a merger, consolidation or reorganization involving the Company, following which the current stockholders of the Company as of the date hereof will not have voting power with respect to at least 50% of the voting securities entitled to vote generally in the election of directors of the surviving entity; or (iv) the consummation of a sale by the Current Stockholders to a third party (the “Acquiring Party”) of some or all of the shares of Common Stock held by the Current Stockholders, which sale results in the Current Stockholders having voting power with respect to less than 50% of the voting securities entitled to vote in the election of directors of the Company.

40

PLAN OF DISTRIBUTION

______

The Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered Securities in respect of which this Offering Circular is delivered will be named, and any commissions payable by us to such agent will be set forth to the purchaser.

The Offering

We are offering, on a self-underwritten, $3,000,000 maximum basis, offering up to $3,000,000 of securities, consisting of 2,000,000 shares of Class A Common Stock, $0.0001 par value at $1.50 per share. There is no commitment to purchase or take down all or part of the Class A Common Stock offered. There is no underwriter for this Offering. No minimum must be sold before we can use any Offering proceeds received. See “Risk Factors – Risks in the Offering and the Securities – There is no minimum offering.”

This offering will terminate one year from the date of Qualification or when the maximum offering is reached, unless sooner terminated by the Company (the "Termination Date"). There can be no assurance that any or all of the Securities being offered will be sold.

Our affiliates may buy stock in the Offering. None of the proceeds of the Offering will be used directly or indirectly to purchase Securities in the Offering, nor will any credit be extended for this purpose. Affiliated purchasers will be making bona fide purchases for investment only. Purchases by affiliates, held for investment purposes only, will be on terms identical to those applicable to the public investors. Securities purchased by affiliates will be restricted from transfer in compliance with Rule 144 of the Securities Act of 1933.

We reserve the right to reject any application to purchase the Securities, in whole or in part, and to modify the terms of the Offering prospectively, from time to time. However, the terms of any Securities sold can be modified only in accordance with the Securities' provisions.

In connection with the offering, we have agreed to indemnify its officers and directors with respect to certain liabilities, including liabilities that may arise under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

41

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Statement of Policy

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Any related-person transaction, and any material amendment or modification of a related-person transaction, will be required to be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested, or by the disinterested members of the board of directors and any employment relationship or transaction involving an executive officer and any related compensation will be required to be recommended by the Compensation Committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related-person transaction:

•	the management must disclose to the audit committee or another independent body of the board of directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related-person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related-person transaction;

•	management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction complies with the terms of our agreements governing any material outstanding indebtedness that limit or restrict our ability to enter into a related-person transaction;

•	management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related-person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction constitutes a "personal loan" for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related-person transaction policy will provide that the audit committee or another independent body of the board of directors, as applicable, must consider whether any approval or ratification of a related-person transaction involving a non-employee director or director nominee would compromise the director or director nominee's status as an "independent", "outside", or "non-employee" director, as applicable, under the rules and regulations of the SEC, the NASDAQ Capital Market and the Internal Revenue Code.

42

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition, and capital requirements, general business conditions, and other pertinent facts.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Upon completion of this offering, assuming the maximum amount of shares of Common Stock offered in this offering are sold, there will be 17,784,717 shares of our Common Stock outstanding.

The 2,000,000 shares of our Class A Common Stock sold in this Offering will be freely tradable in the public market, except to the extent they are acquired by an "affiliate" of ours, as such term is defined in Rule 405 under the Securities Act. Under Rule 405, an affiliate of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Any affiliate of ours that acquires our shares can only further transact in such shares in compliance with Rule 144 under the Securities Act, which imposes sales volume limitations and other restrictions on such further transactions. See "— Rule 144", below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer, 200 Memorial Parkway, Atlantic Highlands, NJ 07716, 732-872-2727, www.oldemonmouth.com.  The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by John E. Lux, Esq. of Washington, DC.

43

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, of Brian K. White, CPA, an independent registered public accountant, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

44

INDEX TO FINANCIAL STATEMENTS

AQUA QUEST INTERNATIONAL, INC.

For the Six Months Ended June 30, 2019

F-1

Aqua Quest International, Inc.

Balance Sheets

As of June 30, 2019 and December 31, 2018

	June 30,	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$10,791	$33,493
Inventory	466,068	460,795
Total Current Assets	476,859	494,288

Property and equipment, net of accumulated depreciation	356,827	392,197

Total Assets	$833,686	$886,485

Liabilities and Shareholders’ Deficit
Liabilities
Current Liabilities:
Accounts payable	$116,836	$109,429
Accrued interest	53,264	33,659
Notes payable, current portion	1,638,483	1,604,990
Total Current Liabilities	1,808,583	1,748,078

Total Liabilities	1,808,583	1,748,078

Commitments and Contingencies (Note 8)

Shareholders’ Deficit
Preferred stock - $0.0001 per value 100,000,000 authorized shares; 0 issued and outstanding for 2018 and 2017, respectively	–	–

Common stock, class A - $0.0001 par value 500,000,000 authorized shares; 10,784,717 and 10,270,717 Issued and outstanding for June 30, 2019 and December 31,2018, respectively	1,078	1,027

Common stock, class B - $0.0001 par value 50,000,000 authorized shares; 5,000,000 issued and outstanding for 2018 and 2017, respectively	500	500

Additional paid in capital	7,900,780	7,633,831

Accumulated Deficit	(8,877,255)	(8,496,951)

Total Shareholders’ Deficit	(974,897)	(861,593)

Total Liabilities and Shareholders’ Deficit	$833,686	$886,485

The accompanying notes are an integral part of these financial statements.

F-2

Aqua Quest International, Inc.

Statement of Operations

For the Six Months Ended June 30, 2019 and 2018

Unaudited

	2019	2018

Revenues	$7,242	$10,872

Operating Expenses:
Consulting and management fees	232,000	221,000
Payroll and related expenses	45,033	55,915
Depreciation	35,369	34,013
Rent	6,287	61,111
Professional fees	2,241	5,208
Fuel	8,073	4,898
Travel and entertainment	3,785	7,246
Repairs and maintenance	12,343	4,570
Other operating expenses	20,982	12,234
Total operating expenses	366,113	406,195

Net loss from operations	(358,871)	(395,323)

Other income/(expense)
Interest expense	(21,433)	(13,501)
Miscellaneous income	–	25
Net loss before provision for income taxes	(380,304)	(408,799)

Provision for income taxes	–	–

Net Loss	$(380,304)	$(408,799)

The accompanying notes are an integral part of these financial statements.

F-3

Aqua Quest International, Inc.

Statement of Shareholders’ Deficit

For the Six Months Ending June 30, 2019, Unaudited, and Year Ending December 31, 2018

	Common Stock Class A Shares	Common Stock Class B Shares	Common Stock $0.0001 Par	Paid-in Capital in Excess of Par	Accumulated Deficit	Shareholders’ Equity (deficit)
Balance on December 31, 2017	8,771,607	5,000,000	$1,377	$6,884,426	$(7,666,832)	$(781,029)
Issuance of common stock
For cash	580,110	–	58	289,998	–	290,055
For service	849,000	–	85	424,414	–	424,500
For equipment	70,000	–	7	34,993	–	35,000
Net Loss	–	–	–	–	(830,119)	(830,119)

Balance on December 31, 2018	10,270,717	5,000,000	$1,528	$7,633,831	$(8,496,951)	$(861,593)
Issuance of common stock
For cash	50,000	–	4	34,995	–	–
For Service	464,000	–	46	231,954	–	267,000
Net Loss	–	–	–	–	(380,304)	(380,304)
Balance on June 3, 2019	10,784,717	5,000,000	$1,578	$7,900,780	$(8,877,255)	$(974,897)

The accompanying notes are an integral part of these financial statements.

F-4

Aqua Quest International, Inc.

Statements of Cash Flows

For the Six Months Ended June 30, 2019 and 2018

Unaudited

	2019	2018
Cash flows from operating activities:
Net Loss	$(380,304)	$(408,799)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	35,369	34,013
Common stock issued for services	232,000	221,000
Common stock issued for equipment	–	35,000
Changes in operating assets and liabilities
Decrease (increase) in inventory	(5,272)	–
Increase in accrued interest	19,604	12,541
Decrease in accounts payable	7,408	555
Net cash used in operating activities	(91,195)	(105,690)

Cash flows from investing activities:
Sale of fixed assets	–	–
Purchase of fixed assets	–	(35,000)
Net cash used in investing activities	–	(35,000)

Cash flows from financing activities:
Borrowings from notes payable	–	154,060
Borrowings from corporate officer	33,493	–
Common Stock issued for cash	35,000	–
Net cash provided by financing activities	68,493	154,060

Net increase (decrease) in cash	(22,701)	13,370

Cash, beginning of period	33,493	38,883

Cash, end of period	$10,791	$52,253

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash interest payments	$(1,829)	$(960)

Non-Cash Investing Activity:
Common stock issued for fixed assets	$–	$35,000

The accompanying notes are an integral part of these financial statements.

F-5

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2019 and 2018

Unaudited

1.	NATURE OF OPERATIONS

Aqua Quest International, Inc., (the “Company”) is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.”  The Company was incorporated on May 7, 2012 in the state of Florida to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide.  The Company employs various technologies including side-scan sonar, remotely operated vehicles (ROVs), magnetometers and other advanced equipment enabling the Company to locate and salvage shipwrecks and natural resources.

The Company is entering relationships with non-profit organizations and governments to assist in discovering and preserving their national heritage.

Our activities to date have been supported by equity and debt financing.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.               Basis of Presentation

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (GAAP) under the accrual basis of accounting.

b.              Revenue Recognition

The Company recognizes revenue from the sale of goods and services at the time of the sale and title transfers and revenue is recognized with realized. Legal title transfers when product is shipped or is available for shipment to customers.  In accordance with Topic A.1 of SEC Staff Accounting Bulletin, Topic 13 Revenue Recognition. Revenue is recognized ratably when realized and earned as time passes throughout the contract period as defined by the terms of the agreement. The Company records revenue based on the fair value of the consideration received. In most cases, the consideration received for the services provided is recorded in U.S. currency rates.

c.               Consolidated Subsidiaries

The Company has the following active wholly-owned subsidiaries: Florida Yacht Towing, LLC, Aqua Quest Films, LLC and Aqua Quest International, SA.

d.              Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

e.               Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

f.                Earnings per Share (EPS)

Basic earnings per share is computed on the basis of the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per share is computed on the basis of the weighted average number of shares of Common Stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

F-6

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

June 30, 2019 and 2018

Unaudited

g.              Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates relate to the valuation of the investment portfolio and the recognition of revenue in connection with the receipt of unregistered securities pursuant to technology acquisition alliance agreements and technology transfers.  We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

h.              Inventory

Our inventory may consist of artifacts recovered from salvage and commodities such as copper ore. Inventoried costs of recovered artifacts include the costs of recovery, conservation and administrative costs to obtain legal title to the artifacts. Administrative costs are generally legal fees or insurance settlements required in order to obtain clean title. The capitalized recovery costs include direct costs such as vessel and related equipment operations and maintenance, crew and technical labor, fuel, provisions, supplies, port fees and depreciation. Conservation costs include fees paid to conservators for cleaning and preserving the artifacts. Historical sales, publications or available public market data are used to assess market value. Inventory is valued at the lower of cost or market value.

Our inventory as of June 30, 2019 consisted of salvaged copper ore and recovered wood.

i.                Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation.  Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets (generally 3 to 31 years). Leasehold improvements are amortized over their estimated useful lives or lease term, if shorter. Major overhaul items (such as engines or generators) that enhance or extend the useful life of vessel related assets qualify to be capitalized and depreciated over the useful life or remaining life of that asset, whichever is shorter.

Certain major repair items required by industry standards to ensure a vessel’s seaworthiness also qualify to be capitalized and depreciated over the period of time until the next scheduled planned major maintenance for that item. All other repairs and maintenance are accounted for under the direct-expensing method and are expensed when incurred. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted.

j.                Fair Value of Financial Instruments

The Company’s balance sheet includes the following financial instruments: cash, accrued expenses and notes payable. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the notes payable approximates fair value based on the borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

FASB Accounting Standards Codification (ASC) topic 820 “Fair Value Measurements and Disclosures”, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

F-7

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

June 30, 2019 and 2018

Unaudited

LEVEL 1 –	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

LEVEL 2 –	Include other inputs that are directly or indirectly observable in the marketplace.

LEVEL 3 –	Unobservable inputs which are supported by little or no market activity.

As of December 31, 2018 and 2017, there were no financial instruments that required fair value measurement.

k.              Impairment of Long-Lived Assets

Long-Lived Assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. As of December 31, 2018 there was no impairment of long-lived assets.

l.                Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, “Accounting for Income Taxes”, which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provisions of the ASC 740-10 related to, “Accounting for Uncertain Income Tax Positions”. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25 “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of December 31, 2018, tax years ended December 31, 2016, 2017 and 2018 are still potentially subject to audit by the taxing authorities.

F-8

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

June 30, 2019 and 2018

Unaudited

The Tax Cuts and Jobs Act of 2017 changed the top corporate tax rate from 35% to one rate of 21%. This rate was effective for corporations whose tax year began after January 1, 2018 and it is a permanent change. Under ASC 740, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The resulting amendments to Internal Revenue code Section 172 disallow the carryback of net operating losses but allow for the indefinite carryforward of those net operating losses. Pursuant to Section 172 (e) (2) of the statute, the amended carryback and carryover rules apply to any net operating loss ensuing in a taxable year ending after December 31, 2017. In addition to the carryover and carryback changes, the Act also introduces a limitation on the amount of net operating losses that a corporation may deduct in a single tax year under section 172 (a) equal to the lesser of the available net operating loss carryover or 80 percent of a taxpayer’s pre-NOL deduction taxable income (the “80-percent limitation”). This limitation applies only to losses arising in tax years that begin after December 31, 2017 based upon section 172 (e) (1) of the amended statute. For net operating losses generated in tax years ending before January 1, 2018, historical rules are applicable.

m.            Stock-Based Compensation

At December 31, 2018, the Company had the share-based equity compensation plans described more fully in Note 6.

Initially as the Company is a private company, the Company adopted the principles of the “Valuation Of Privately Held Company Equity Securities Issued As Compensation” prepared by the AICPA Equity Securities Task Force and Approved by the AICPA Financial Reporting Executive Committee.

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), Share-Based Payment and elected to use the modified prospective transition method and the Black-Scholes valuation model to account for stock option grants.

Under the modified prospective approach, SFAS 123(R) applies to new awards granted subsequent to the date of adoption. Compensation cost recognized during the year ended December 31, 2018 includes compensation cost for all share-based payments granted based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to November 12, 2012, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). For equity awards granted after the date of adoption, the Company amortizes share-based compensation expense on a straight-line basis over the vesting term. Compensation expense is recognized only for share-based payments expected to vest. The Company estimates forfeitures, both at the date of grant as well as throughout the vesting period, based on the Company’s historical experience and future expectations. Prior periods were not restated to reflect the impact of adopting the new standard and there is no cumulative effect. There are no stock options outstanding.

3.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained a net loss for the period ended June 30, 2019 and has an accumulated deficit at June 30, 2019. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving capital from third parties. No assurance can be given that the Company will be successful in these efforts.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-9

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

June 30, 2019 and 2018

Unaudited

4.	RECENTLY ISSUED PRONOUNCEMENTS

We have reviewed all FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standardis subject to the formal review of our financial management and certain standards are under consideration.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), which supersedes ASC 840, Leases. This ASU is based on the principle that entities should recognize assets and liabilities arising from leases. The ASU does not significantly change the lessee’s recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Leases are classified as finance or operating. The ASU’s primary change is the requirement for entities to recognize a lease liability for payments and a right of use asset representing the right to use the leased asset during the term on operating lease arrangements. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. The effective date will be the first quarter of fiscal year 2019 with early adoption permitted. Management believes that this ASU will not have a significant effect on its financial statements as the Company currently does not have any leases.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

5.	INVENTORY

The Company’s inventory consists of salvaged copper ore and recovered wood. Inventory is valued at the lower of cost or market. Inventories were as follows:

	June 30,	December 31,
	2019	2018

Copper Ore	$140,000	$140,000
Recovered Wood	320,798	320,796
Total	$466,068	$460,796

6.	FIXED ASSETS

Vessels and equipment consist of the following:

	June 30,	December 31,
	2019	2018

Vessels	$434,133	$434,133
Building	22,503	22,503
Equipment	33,701	33,701
Sawmill	188,679	188,679
Less: Accumulated depreciation	(322,189)	(286,820)
Net Property and equipment	$356,827	$392,197

F-10

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

June 30, 2019 and 2018

Unaudited

Depreciation expense was $35,369 and $34,013 for the periods ending June 30, 2019 and 2018, respectively.

7.	NOTES PAYABLE

June 30,	December 31,
2019	2018
$605,103	$571,610	Unsecured promissory note to Robert Mayne, Officer and shareholder of the Company with 0% interest.
555,000	555,000	Secured note at 3% interest, beginning August 1, 2017. Secured by sawmill in Nicaragua and Aqua Quest vessel.
155,000	155,000	Unsecured promissory note held by an individual at 12% stated interest plus 150,000 shares.
150,880	150,880	Unsecured promissory note held by an individual at 0% stated interest. Principal payment based on net proceeds from copper ore proceeds.
49,500	49,500	Unsecured promissory note held by an individual at 8% stated interest plus 100,000 shares.
45,000	45,000	Unsecured promissory note held by an individual at 0% stated interest.
42,000	42,000	Unsecured promissory note held by an individual at 0% stated interest.
20,000	20,000	Unsecured promissory note held by an individual at 0% stated interest. 20,000 shares issued in lieu of interest.
16,000	16,000	Unsecured promissory note held by an individual at 0% stated interest
$1,638,483	$1,604,990	Notes Payable
1,604,990	1,604,990	Less: Current portion of Notes Payable
$–	$–	Long-term Notes Payable

As of the date of these financial statements are issued, the Company is in default of the Note Payable in the amount of $550,000. The holder of this note is currently working with the Company with regards to repayment. Upon successful completion of its Reg “A” filing the Company intends to satisfy the outstanding principal and accrued interest in full.

Do to the open payment terms for the above notes, the Company is showing these notes payable as due in 2019.

8.	STOCKHOLDERS’ EQUITY

As of June 30, 2019, the authorized capital stock of the Company was 500,000,000 shares of Class A and 50,000,000 of Class B. There are authorized 100,000,000 shares of Preferred Stock. Both Common and Preferred Stock have a par value of $.0001. Class B Common Stock elects a majority of the board of directors and is convertible into Class A Common Stock on a share for  share basis. In all other respects the rights and privileges of the two classes are equal.

Warrants

There are no Common Stock Purchase Warrants outstanding.

Related Party Transactions

After the Company's incorporation, Company initially issued Common Stock to the corporation's founders. Subsequently, the Company's majority shareholder, Robert Mayne, contributed to the Company the vessel “Aqua Quest”, a 2001 Toyota truck, a 2005 Honda motorcycle, and certain other equipment in accordance with Section 351 of the Internal Revenue Code.  The Aqua Quest is a steel-hulled 61-foot, 89 gross ton exploration and salvage vessel.  The vessel is outfitted with an inventory of tools, parts, welding and cutting equipment. The motorcycle is carried on the vessel Aqua Quest and is used to make trips in country. Subsequent to this contribution, Mr. Mayne contributed 130 ounces of gold to the Company as a contribution to capital.  Since inception of the Company Robert Mayne and Stephen Mayne have loaned money to the Company for working capital.

F-11

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

June 30, 2019 and 2018

Unaudited

Robert Mayne and Stephen Mayne have entered into employment agreements with the Company for an initial term of five years. Pursuant to these employment agreements, they have agreed to devote substantially all of their efforts to the Company as President and Treasurer, and Chief Operating Officer, respectively. The employment agreements provide that Robert Mayne and Stephen Mayne shall receive a salary determined by the Board of Directors commensurate with the development of the Company.  Each may be entitled to receive,  at the sole discretion of the Board of Directors or a committee thereof, bonuses based upon the achievement (in whole or in part) by the Company of the Company’s business plan and achievement by the employee of agreed upon personal performance objectives.  The employment agreements contain covenants (a) restricting the executive from engaging in any activities competitive with the Company’s business during the term of such employment agreement and for one year thereafter, and (b) prohibiting the executive from disclosure of confidential information regarding the Company.

The Company also uses the services of the Legacy Salvage Group which offers research regarding shipwrecks.  Dr. Eugene Lyon is the founder and president of the Legacy Salvage Group and the Legacy Salvage Group receives payments from recoveries and realized profits from those shipwrecks. Industry standard payments are 15% of the gross recovery of artifacts and 15% of the net profit from related revenues, excluding museum revenues. In addition, Dr. Lyon has received 50,000 shares of Common Stock for services rendered under the Management Stock Bonus Plan.

Incentive Stock Option Plan

On June 26, 2012, the Company’s stockholders approved the Company’s 2012 Stock Option Plan (the “Plan”), as previously adopted by the Board of Directors. Under the Plan, the Company’s officers, directors, and/or key employees and/or consultants can receive incentive stock options (ISO) and non-qualified stock options (NQSO) to purchase up to an aggregate of one million shares of the Company’s Common Stock.  As of June 30, 2019, no options have been issued. Class B Common stockholders are not eligible to receive such options.

With respect to the ISO, the Plan provides that the exercise price of each ISO must be at least equal to 100% of the fair market value of the Company’s Common Stock on the date that such ISO is granted.

The Plan requires all ISOs have an expiration date not later than that date which is one (1) day before the tenth anniversary of the date of the grant of the ISOs (or the fifth anniversary of the date of grant in the case of 10% stockholders).  However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engage in or is involved with any business similar to the Company’s, such option holder’s ISOs will immediately terminate.

Management Stock Bonus Plan

On June 26, 2012, the Board of Directors of the Company adopted a Management Stock Bonus Plan. The Plan provides that the Company shall establish a reserve of one million shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives.

During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. Shares of stock issued under this Plan are expensed at fair value when issued. The Company assumes that all stock will fully vest.

F-12

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

June 30, 2019 and 2018

Unaudited

Stock Issued as Compensation

The Company issued 514,000 and 442,000 for the six months ended June 30, 2019 and 2018, respectively of Common A shares to various vendors pursuant to an agreement for services. The shares were valued at $0.50 per share or $232,000 and $221,000, respectively; based on the contemporaneous sale of shares by the Company. The following shares of Class A Common Stock have been issued as compensation:

In connection with the incorporation of the Company, the Company authorized the issuance of 11,000,000 shares of Common Stock to its founders and certain other employees and third parties. These shares included the Common Stock initially issued under the Management Stock Bonus Program. As the Company was a private company, the Company adopted the principles of the “Valuation Of Privately Held Company Equity Securities Issued As Compensation” prepared by the AICPA Equity Securities Task Force and Approved by the AICPA Financial Reporting Executive Committee.

9.	INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”), Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

As of December 31, 2018, the Company has consolidated income tax net operating loss (“NOL”) carry forwards for federal tax purposes of approximately $8,500,000.  Realization of these tax assets depends on sufficient future taxable income before the benefits expire. It is not certain that the Company will have sufficient future taxable income to utilize the loss carry forward benefits before they expire. The carry forwards begin to expire in the fiscal year 2033.

10.	JOINT VENTURE AGREEMENTS

On July 3, 2012, the Company entered into a Joint Venture Agreement with Dennison Breese.  Mr. Breese previously held an Admiralty Claim on a shipwreck near Cape Fear, North Carolina.  The agreement calls for the Company to provide salvage and recovery services on such shipwreck and calls for the gross revenue after expenses to be allocated 5% to Mr. Breeze and 95% to the Company.

On March 29, 2013 the Company entered into a Recovery and Research Agreement with Altamar Explorations LLC. Altamar is a company having extensive research data on historical shipwrecks. The agreement calls for Altamar to provide research data to the Company on a particular shipwreck identified as the “Brooklyn Project”. The agreement calls for net recoveries to be allocated to Altamar of 15% and to the Company of 85%. Net recoveries shall be after fair and reasonable expenses are deducted and after paying back all investors in the project.

11.	COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company. Management believes there are no known or potential matters that would have a material effect on the Company’s financial position or results of operations.

The Company’s operations are subject to significant risks and uncertainties including financial, operational, and regulating risks, including the potential risks of business failure.

In any of the Company’s projects, part of the recovery, usually 5% will be allocated to the salvage crew and other employees.  Other portions may be allotted to direct investors in individual projects.  In addition, the Company will receive a portion of the recovery and the rest will be paid to others having rights to the shipwreck.

F-13

On May 10, 2013 the Company entered into an agreement with an advisor to the Company’s project “The Brooklyn Project” (Brooklyn) whereby the advisor advanced the Company $10,000 against an expected payout from the Brooklyn. The agreement also calls for the Company to issue 35,000 shares of Class A Common Stock and in addition, the Company is required to pay the advisor 2.5% of any net recoveries from the Brooklyn.  In the event the Brooklyn is not found, the Company will pay the advisor an additional $25,000 when the Company’s “Copper Ore Wreck” is recovered and monetized.

12.	SUBSEQUENT EVENTS

Management has evaluated subsequent events for recognition or disclosure in these financial statements through the date of issuance of these financial statements and determined that there are no material transactions to recognize or disclose.

F-14

Brian K. White, CPA

20223 Hampshire Rocks Dr
Katy, TX 77450
832-746-4432

INDEPENDENT AUDITORS REPORT

To the Stockholders and Board of Directors

Aqua Quest International, Inc.

We have audited the accompanying balance sheets of Aqua Quest International, Inc. as of December 31, 2018 and 2017, the related statements of operations, shareholders’ deficit, and cash flows for the years ended December 31, 2018 and 2017 and the related notes (collectively referred to as the financial statements).

Management’s Responsibilities for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of the internal controls relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with the auditing principles generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting. As part of our audit, we are required to obtain an understanding of internal controls over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had a net loss of approximately $830,000 and $286,000 for the years ended of December 31, 2018 and 2017, respectively, and a working capital deficit of approximately $2,242,000 and $1,292,000 at December 31, 2018 and 2017. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017 and the results of its operations and its cash flows for the years ended December 2018 and 2017 in conformity with accounting principles generally accepted in the United States of America.

August 26, 2019

/s/ Brian K. White, CPA

Brian K. White, CPA

F-15

Aqua Quest International, Inc.

Balance Sheets

As of December 31, 2018 and 2017

	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$33,493	$38,883
Inventory	460,795	–
Total Current Assets	494,288	38,883

Property and equipment, net of accumulated depreciation	392,197	433,129

Total Assets	$886,485	$472,012

Liabilities and Shareholders’ Deficit
Liabilities
Current Liabilities:
Accounts payable	$109,429	$110,337
Accrued interest	33,659	5,550
Notes payable, current portion	1,604,990	1,137,154
Total Current Liabilities	1,748,078	1,253,041

Total Liabilities	1,748,078	1,253,041

Commitments and Contingencies (Note 8)	–	–

Shareholders’ Deficit
Preferred stock - $0.0001 per value 100,000,000 authorized shares; 0 issued and outstanding for 2018 and 2017, respectively	–	–

Common stock, class A - $0.0001 par value 500,000,000 authorized shares; 10,270,717 and 8,771,607 Issued and outstanding for 2018 and 2017, respectively	1,027	877

Common stock, class B - $0.0001 par value 50,000,000 authorized shares; 5,000,000 issued and outstanding for 2018 and 2017, respectively	500	500

Additional paid in capital	7,633,831	6,884,426

Accumulated Deficit	(8,496,951)	(7,666,832)

Total Shareholders’ Deficit	(861,593)	(781,029)

Total Liabilities and Shareholders’ Deficit	$886,485	$472,012

The accompanying notes are an integral part of these financial statements.

F-16

Aqua Quest International, Inc.

Statement of Operations

For the Years Ended December 31, 2018 and 2017

	2018	2017

Revenues	$10,873	$87,915

Operating Expenses:
Consulting and management fees	424,500	15,000
Payroll and related expenses	141,628	133,964
Depreciation	69,424	60,453
Rent	91,368	19,131
Professional fees	13,095	21,427
Fuel	19,149	21,023
Travel and entertainment	14,345	21,789
Repairs and maintenance	11,021	19,698
Other operating expenses	24,025	52,203
Total operating expenses	808,555	364,687

Net loss from operations	(797,682)	(276,773)

Other income/(expense)
Interest expense	(32,487)	(9,058)
Miscellaneous income	50	50
Net loss before provision for income taxes	(830,119)	(285,781)

Provision for income taxes	–	–

Net Loss	$(830,119)	$(285,781)

The accompanying notes are an integral part of these financial statements.

F-17

Aqua Quest International, Inc.

Statement of Shareholders’ Deficit

For the Years Ending December 31, 2018 and 2017

	Common Stock	Common Stock	Common Stock	Paid-in Capital		Shareholders’
	Class A	Class B	$0.0001	in Excess of	Accumulated	Equity
	Shares	Shares	Par	Par	Deficit	(deficit)

Balance on December 31, 2016	8,741,607	5,000,000	$1,374	$6,869,429	$(7,384,939)	$(514,135)

Issuance of common stock
For cash	–	–	–	–	–	–
For service	30,000	–	3	14,997	–	15,000

Net Loss	–	–	–	–	(285,781)	(285,781)

Balance on December 31, 2017	8,771,607	5,000,000	$1,377	$6,884,426	$(7,666,832)	$(781,029)

Issuance of common stock
For cash	580,110	–	58	289,999	–	290,055
For service	849,000	–	85	424,415	–	424,500
For equipment	70,000	–	7	34,993	–	35,000

Net Loss	–	–	–	–	(830,119)	(830,119)

Balance on December 31, 2018	10,270,717	5,000,000	$1,528	$7,633,831	$(8,496,951)	$(861,593)

The accompanying notes are an integral part of these financial statements.

F-18

Aqua Quest International, Inc.

Statements of Cash Flows

For the Years Ended December 2018 and 2017

	2018	2017

Cash flows from operating activities:
Net Loss	$(830,118)	$(285,781)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	69,424	60,453
Common stock issued for services	424,500	15,000
Changes in operating assets and liabilities
Decrease (increase) in inventory	(460,796)	–
Increase in accrued interest	28,109	5,550
Decrease in accounts payable	(908)	(265)
Net cash used in operating activities	(769,790)	(205,043)

Cash flows from investing activities:
Sale of fixed assets	–	90,000
Purchase of fixed assets	(28,492)	(75,172)
Net cash used in investing activities	(28,492)	14,828

Cash flows from financing activities:
Borrowings from notes payable	220,380	218,000
Borrowings from corporate officer	247,456	2,790
Common Stock issued for cash	325,055	–
Net cash provided by financing activities	792,891	220,790

Net increase (decrease) in cash	(5,390)	30,575

Cash, beginning of period	38,882	8,308

Cash, end of period	$33,493	$38,882

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash interest payments	$6,508	$4,378

Non-Cash Investing Activity:
Common stock issued for fixed assets	$–	$35,000

The accompanying notes are an integral part of these financial statements.

F-19

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

1.	NATURE OF OPERATIONS

Aqua Quest International, Inc, (the “Company”) is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company was incorporated on May 7, 2012 in the state of Florida to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide. The Company employs various technologies including side-scan sonar, remotely operated vehicles (ROVs), magnetometers and other advanced equipment enabling the Company to locate and salvage shipwrecks and natural resources. The Company is entering relationships with non-profit organizations and governments to assist in discovering and preserving their national heritage.

Our activities to date have been supported by equity and debt financing. Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation

The Company presents its financial statements in accordance with U.S. generally accepted accounting principles (GAAP) under the accrual basis of accounting.

b.	Revenue Recognition

The Company recognizes revenue from the sale of goods and services at the time of the sale and title transfers and revenue is recognized with realized. Legal title transfers when product is shipped or is available for shipment to customers. In accordance with Topic A.1 of SEC Staff Accounting Bulletin, Topic 13 Revenue Recognition. Revenue is recognized ratably when realized and earned as time passes throughout the contract period as defined by the terms of the agreement. The Company records revenue based on the fair value of the consideration received. In most cases, the consideration received for the services provided is recorded in U.S. currency rates.

c.	Consolidated Subsidiaries

The Company has the following active wholly-owned subsidiaries: Florida Yacht Towing, LLC, Aqua Quest Films, LLC and Aqua Quest International, SA.

d.	Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

e.	Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

F-20

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

f.	Earnings per Share (EPS)

Basic earnings per share is computed on the basis of the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per share is computed on the basis of the weighted average number of shares of Common Stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

g.	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates relate to the valuation of the investment portfolio and the recognition of revenue in connection with the receipt of unregistered securities pursuant to technology acquisition alliance agreements and technology transfers. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

h.	Inventory

Our inventory may consist of artifacts recovered from salvage and commodities such as copper ore. Inventoried costs of recovered artifacts include the costs of recovery, conservation and administrative costs to obtain legal title to the artifacts. Administrative costs are generally legal fees or insurance settlements required in order to obtain clean title. The capitalized recovery costs include direct costs such as vessel and related equipment operations and maintenance, crew and technical labor, fuel, provisions, supplies, port fees and depreciation. Conservation costs include fees paid to conservators for cleaning and preserving the artifacts. Historical sales, publications or available public market data are used to assess market value. Inventory is valued at the lower of cost or market value.

Our inventory as of December 31, 2018 consisted of salvaged copper ore and recovered wood.

i.	Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets (generally 3 to 31 years). Leasehold improvements are amortized over their estimated useful lives or lease term, if shorter. Major overhaul items (such as engines or generators) that enhance or extend the useful life of vessel related assets qualify to be capitalized and depreciated over the useful life or remaining life of that asset, whichever is shorter.

Certain major repair items required by industry standards to ensure a vessel’s seaworthiness also qualify to be capitalized and depreciated over the period of time until the next scheduled planned major maintenance for that item. All other repairs and maintenance are accounted for under the direct-expensing method and are expensed when incurred. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted.

F-21

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

j.	Fair Value of Financial Instruments

The Company’s balance sheet includes the following financial instruments: cash, accrued expenses and notes payable. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the notes payable approximates fair value based on the borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

FASB Accounting Standards Codification (ASC) topic 820 “Fair Value Measurements and Disclosures”, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

LEVEL 1 –	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

LEVEL 2 –	Include other inputs that are directly or indirectly observable in the marketplace.

LEVEL 3 –	Unobservable inputs which are supported by little or no market activity.

As of December 31, 2018 and 2017, there were no financial instruments that required fair value measurement.

k.	Impairment of Long-Lived Assets

Long-Lived Assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. As of December 31, 2018 there was no impairment of long-lived assets.

l.	Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, “Accounting for Income Taxes”, which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

F-22

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

The Company follows the provisions of the ASC 740-10 related to, “Accounting for Uncertain Income Tax Positions”. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely- than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25 “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of December 31, 2018, tax years ended December 31, 2016, 2017 and 2018 are still potentially subject to audit by the taxing authorities.

The Tax Cuts and Jobs Act of 2017 changed the top corporate tax rate from 35% to one rate of 21%. This rate was effective for corporations whose tax year began after January 1, 2018 and it is a permanent change. Under ASC 740, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The resulting amendments to Internal Revenue code Section 172 disallow the carryback of net operating losses but allow for the indefinite carryforward of those net operating losses. Pursuant to Section 172 (e) (2) of the statute, the amended carryback and carryover rules apply to any net operating loss ensuing in a taxable year ending after December 31, 2017. In addition to the carryover and carryback changes, the Act also introduces a limitation on the amount of net operating losses that a corporation may deduct in a single tax year under section 172 (a) equal to the lesser of the available net operating loss carryover or 80 percent of a taxpayer’s pre-NOL deduction taxable income (the “80-percent limitation”). This limitation applies only to losses arising in tax years that begin after December 31, 2017 based upon section 172 (e) (1) of the amended statute. For net operating losses generated in tax years ending before January 1, 2018, historical rules are applicable.

m.	Stock-Based Compensation

At December 31, 2018, the Company had the share-based equity compensation plans described more fully in Note 6.

Initially as the Company is a private company, the Company adopted the principles of the “Valuation Of Privately Held Company Equity Securities Issued As Compensation” prepared by the AICPA Equity Securities Task Force and Approved by the AICPA Financial Reporting Executive Committee.

F-23

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), Share-Based Payment and elected to use the modified prospective transition method and the Black-Scholes valuation model to account for stock option grants.

Under the modified prospective approach, SFAS 123(R) applies to new awards granted subsequent to the date of adoption. Compensation cost recognized during the year ended December 31, 2018 includes compensation cost for all share-based payments granted based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to November 12, 2012, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). For equity awards granted after the date of adoption, the Company amortizes share-based compensation expense on a straight-line basis over the vesting term. Compensation expense is recognized only for share-based payments expected to vest. The Company estimates forfeitures, both at the date of grant as well as throughout the vesting period, based on the Company’s historical experience and future expectations. Prior periods were not restated to reflect the impact of adopting the new standard and there is no cumulative effect. There are no stock options outstanding.

3.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained a net loss for the period ended December 31, 2018 and has an accumulated deficit at December 31, 2018. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving capital from third parties. No assurance can be given that the Company will be successful in these efforts.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4.	RECENTLY ISSUED PRONOUNCEMENTS

We have reviewed all FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), which supersedes ASC 840, Leases. This ASU is based on the principle that entities should recognize assets and liabilities arising from leases. The ASU does not significantly change the lessee’s recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Leases are classified as finance or operating. The ASU’s primary change is the requirement for entities to recognize a lease liability for payments and a right of use asset representing the right to use the leased asset during the term on operating lease arrangements. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. The effective date will be the first quarter of fiscal year 2019 with early adoption permitted. Management believes that this ASU will not have a significant effect on its financial statements as the Company currently does not have any leases.

F-24

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

5.	INVENTORY

The Company’s inventory consists of salvaged copper ore and recovered wood. Inventory is valued at the lower of cost or market. Inventories were as follows:

	2018	2017

Copper Ore	$140,000	$0
Recovered Wood	320,796	0
Total	$460,796	$0

6.	FIXED ASSETS

Vessels and equipment consist of the following:

	2018	2017

Vessels	$434,133	$407,432
Building	22,503	22,503
Equipment	33,701	32,546
Sawmill	188,679	188,044
Less: Accumulated depreciation	(286,820)	(217,396)
Net Property and equipment	$392,197	$433,129

Depreciation expense was $69,424 and $60,453 for the periods ending December 31, 2018 and 2017, respectively.

F-25

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

7.	NOTES PAYABLE

2018	2017

$571,610	$324,154	Unsecured promissory note to Robert Mayne, Officer and shareholder of the Company with 0% interest.

555,000	555,000	Secured note at 3% interest, beginning August 1, 2017. Secured by sawmill in Nicaragua and Aqua Quest vessel.

155,000	–	Unsecured promissory note held by an individual at 12% stated interest plus 150,000 shares.

150,880	147,500	Unsecured promissory note held by an individual at 0% stated interest. Principal payment based on net proceeds from copper ore proceeds.

49,500	49,500	Unsecured promissory note held by an individual at 8% stated interest plus 100,000 shares.

45,000	35,000	Unsecured promissory note held by an individual at 0% stated interest.

42,000	10,000	Unsecured promissory note held by an individual at 0% stated interest.

20,000	–	Unsecured promissory note held by an individual at 0% stated interest. 20,000 shares issued in lieu of interest.

16,000	16,000	Unsecured promissory note held by an individual at 0% stated interest.

$1,604,990	$1,137,154	Notes Payable

1,604,990	1,137,154	Less: Current portion of Notes Payable

$–	$–	Long-term Notes Payable

As of the date of these financial statements are issued, the Company is in default of the Note Payable in the amount of $550,000. The holder of this note is currently working with the Company with regards to repayment. Upon successful completion of its Reg “A” filing the Company intends to satisfy the outstanding principal and accrued interest in full.

Do to the open payment terms for the above notes, the Company is showing these notes payable as due in 2019.

F-26

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

8.	STOCKHOLDERS’ EQUITY

As of December 31, 2018, the authorized capital stock of the Company was 500,000,000 shares of Class A and 50,000,000 of Class B. There are authorized 100,000,000 shares of Preferred Stock. Both Common and Preferred Stock have a par value of $.0001. Class B Common Stock elects a majority of the board of directors and is convertible into Class A Common Stock on a share for share basis. In all other respects the rights and privileges of the two classes are equal.

Warrants

There are no Common Stock Purchase Warrants outstanding.

Related Party Transactions

After the Company's incorporation, Company initially issued Common Stock to the corporation's founders. Subsequently, the Company's majority shareholder, Robert Mayne, contributed to the Company the vessel “Aqua Quest”, a 2001 Toyota truck, a 2005 Honda motorcycle, and certain other equipment in accordance with Section 351 of the Internal Revenue Code. The Aqua Quest is a steel-hulled 61-foot, 89 gross ton exploration and salvage vessel. The vessel is outfitted with an inventory of tools, parts, welding and cutting equipment. The motorcycle is carried on the vessel Aqua Quest and is used to make trips in country. Subsequent to this contribution, Mr. Mayne contributed 130 ounces of gold to the Company as a contribution to capital. Since inception of the Company Robert Mayne and Stephen Mayne have loaned money to the Company for working capital.

Robert Mayne and Stephen Mayne have entered into employment agreements with the Company for an initial term of five years. Pursuant to these employment agreements, they have agreed to devote substantially all of their efforts to the Company as President and Treasurer, and Chief Operating Officer, respectively. The employment agreements provide that Robert Mayne and Stephen Mayne shall receive a salary determined by the Board of Directors commensurate with the development of the Company. Each may be entitled to receive, at the sole discretion of the Board of Directors or a committee thereof, bonuses based upon the achievement (in whole or in part) by the Company of the Company’s business plan and achievement by the employee of agreed upon personal performance objectives. The employment agreements contain covenants (a) restricting the executive from engaging in any activities competitive with the Company’s business during the term of such employment agreement and for one year thereafter, and (b) prohibiting the executive from disclosure of confidential information regarding the Company.

The Company also uses the services of the Legacy Salvage Group which offers research regarding shipwrecks. Dr. Eugene Lyon is the founder and president of the Legacy Salvage Group and the Legacy Salvage Group receives payments from recoveries and realized profits from those shipwrecks. Industry standard payments are 15% of the gross recovery of artifacts and 15% of the net profit from related revenues, excluding museum revenues. In addition, Dr. Lyon has received 50,000 shares of Common Stock for services rendered under the Management Stock Bonus Plan.

F-27

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

Incentive Stock Option Plan

On June 26, 2012, the Company’s stockholders approved the Company’s 2012 Stock Option Plan (the “Plan”), as previously adopted by the Board of Directors. Under the Plan, the Company’s officers, directors, and/or key employees and/or consultants can receive incentive stock options (ISO) and non-qualified stock options (NQSO) to purchase up to an aggregate of one million shares of the Company’s Common Stock. As of December 31, 2018, no options have been issued. Class B Common stockholders are not eligible to receive such options.

With respect to the ISO, the Plan provides that the exercise price of each ISO must be at least equal to 100% of the fair market value of the Company’s Common Stock on the date that such ISO is granted.

The Plan requires all ISOs have an expiration date not later than that date which is one (1) day before the tenth anniversary of the date of the grant of the ISOs (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engage in or is involved with any business similar to the Company’s, such option holder’s ISOs will immediately terminate.

Management Stock Bonus Plan

On June 26, 2012, the Board of Directors of the Company adopted a Management Stock Bonus Plan. The Plan provides that the Company shall establish a reserve of one million shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives.

During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. Shares of stock issued under this Plan are expensed at fair value when issued. The Company assumes that all stock will fully vest.

Stock Issued as Compensation

The Company issued 849,000 and 30,000 in 2018 and 2017, respectively of Common A shares to various vendors pursuant to an agreement for services. The shares were valued at $0.50 per share or $424,500 and $15,000, respectively; based on the contemporaneous sale of shares by the Company. The following shares of Class A Common Stock have been issued as compensation:

F-28

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

In connection with the incorporation of the Company, the Company authorized the issuance of 11,000,000 shares of Common Stock to its founders and certain other employees and third parties. These shares included the Common Stock initially issued under the Management Stock Bonus Program. As the Company was a private company, the Company adopted the principles of the “Valuation Of Privately Held Company Equity Securities Issued As Compensation” prepared by the AICPA Equity Securities Task Force and Approved by the AICPA Financial Reporting Executive Committee.

9.	INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”), Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

As of December 31, 2018, the Company has consolidated income tax net operating loss (“NOL”) carry forwards for federal tax purposes of approximately $8,500,000. Realization of these tax assets depends on sufficient future taxable income before the benefits expire. It is not certain that the Company will have sufficient future taxable income to utilize the loss carry forward benefits before they expire. The carry forwards begin to expire in the fiscal year 2033.

10.	JOINT VENTURE AGREEMENTS

On July 3, 2012, the Company entered into a Joint Venture Agreement with Dennison Breese. Mr. Breese previously held an Admiralty Claim on a shipwreck near Cape Fear, North Carolina. The agreement calls for the Company to provide salvage and recovery services on such shipwreck and calls for the gross revenue after expenses to be allocated 5% to Mr. Breeze and 95% to the Company.

On March 29, 2013 the Company entered into a Recovery and Research Agreement with Altamar Explorations LLC. Altamar is a company having extensive research data on historical shipwrecks. The agreement calls for Altamar to provide research data to the Company on a particular shipwreck identified as the “Brooklyn Project”. The agreement calls for net recoveries to be allocated to Altamar of 15% and to the Company of 85%. Net recoveries shall be after fair and reasonable expenses are deducted and after paying back all investors in the project.

11.	COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company. Management believes there are no known or potential matters that would have a material effect on the Company’s financial position or results of operations.

The Company’s operations are subject to significant risks and uncertainties including financial, operational, and regulating risks, including the potential risks of business failure.

F-29

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2018 and 2017

In any of the Company’s projects, part of the recovery, usually 5% will be allocated to the salvage crew and other employees. Other portions may be allotted to direct investors in individual projects. In addition, the Company will receive a portion of the recovery and the rest will be paid to others having rights to the shipwreck.

On May 10, 2013 the Company entered into an agreement with an advisor to the Company’s project “The Brooklyn Project” (Brooklyn) whereby the advisor advanced the Company $10,000 against an expected payout from the Brooklyn. The agreement also calls for the Company to issue 35,000 shares of Class A Common Stock and in addition, the Company is required to pay the advisor 2.5% of any net recoveries from the Brooklyn. In the event the Brooklyn is not found, the Company will pay the advisor an additional $25,000 when the Company’s “Copper Ore Wreck” is recovered and monetized.

12.	SUBSEQUENT EVENTS

Management has evaluated subsequent events for recognition or disclosure in these financial statements through the date of issuance of these financial statements and determined that there are no material transactions to recognize or disclose.

F-30

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
2.1*	Articles of Incorporation and Amendment
2.2*	By-Laws
2.3*	Code of Conduct
3.1*	Specimen Stock Certificate
4.1*	Form of Subscription Agreement
6.1*	Incentive Stock Option Plan
6.2*	Management Stock Bonus Plan
6.3*	Annual Bonus Performance Plan For Executive Officers
6.4*	Employment Agreement – Capt. Robert H. Mayne, Jr.
6.5*	Indemnification Agreement – Capt. Robert H. Mayne, Jr.
6.6*	Employment Agreement – Stephen Mayne
6.7*	Indemnification Agreement – Stephen Mayne
6.8*	Employment Agreement – David Bosko
6.9*	Indemnification Agreement – David Bosko
6.10**	Employment Agreement – Dr. Eugene Lyons
6.11*	Indemnification Agreement – Dr. Eugene Lyons
6.12**	Employment Agreement – Jeff Cannon
6.13**	Indemnification Agreement – Jeff Cannon
6.14**	Employment Agreement – Steven Maddox
6.15**	Indemnification Agreement – Steven Maddox
6.16*	Agreement for Educational Cooperation
6.17*	Altamar Agreement
6.18*	Brooklyn Agreement
6.19*	Dennison Breeze Agreement
6.20**	Nicaraguan Agreements
11.1*	Consent of Brian K. White, CPA
11.2	Consent of John E. Lux, Esq. (included in Exhibit 12.1)
12.1	Opinion of John E. Lux, Esq.
15.1*	List of Subsidiaries
15.2*	Permit to Import Timber or Timber Products

__________

* Filed with the Company’s Form 1-A on September 20, 2019

** To be filed by amendment

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarpon Springs, State of Florida, on November 7, 2019.

(Exact name of issuer as specified in its charter):	Aqua Quest International, Inc.

By (Signature and Title):	/s/ Robert Mayne
Robert Mayne President, Chairman (Principal Executive Officer).

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature):	/s/ David Bosko
David Bosko
(Title):	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date):	November 7, 2019

SIGNATURES OF DIRECTORS:

/s/ Robert H. Mayne, Jr	November 7, 2019
Robert H. Mayne, Jr., Director	Date

/s/ Stephen Mayne	November 7, 2019
Stephen Mayne, Director	Date

/s/ Dr. Eugene Lyon	November 7, 2019
Dr. Eugene Lyon, Director	Date

/s/ David Bosko	November 7, 2019
David Bosko, Director	Date

/s/ Jeff Cannon	November 7, 2019
Jeff Cannon, Director	Date

/s/ Steven Maddox	November 7, 2019
Steven Maddox, Director	Date

III-2